UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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FIRST MERCHANTS CORPORATION

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FIRST MERCHANTS CORPORATION

200 EAST JACKSON STREET

MUNCIE, INDIANA 47305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 5, 2010

The annual meeting of the shareholders of First Merchants Corporation will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Wednesday, May 5, 2010, at 3:30 p.m., Eastern Daylight Time, for the following purposes:

(1)	To elect three directors, to hold office for terms of three years and until their successors are duly elected and qualified.

(2)	To vote on an advisory, non-binding resolution approving the compensation of the First Merchants Corporation executive officers.

(3)	To ratify the appointment of the firm of BKD, LLP as the independent auditor for 2010.

(4)	To transact such other business as may properly come before the meeting.

Only those shareholders of record at the close of business on February 26, 2010 shall be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Cynthia G. Holaday
Secretary

Muncie, Indiana

March 26, 2010

YOUR VOTE IS IMPORTANT!

YOU ARE URGED TO SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET,

OR TO SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID

ENVELOPE, AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT

THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.

March 26, 2010

FIRST MERCHANTS CORPORATION

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 5, 2010

To the shareholders of First Merchants Corporation (“Company”):

The Company is soliciting your proxy to be voted at the annual meeting of shareholders to be held May 5, 2010. The Company’s Board of Directors (“Board”) has made the notice of the annual meeting and this proxy statement available to you on the Internet or sent it to you via mail or email in connection with its solicitation of proxies. If you received a paper or electronic copy, the proxy materials also include a proxy card that can be used to vote your shares. The distribution of these proxy materials is expected to commence on or about March 26, 2010.

A Securities and Exchange Commission (“SEC”) rule allows us to furnish these proxy materials over the Internet, enabling us to reduce the cost of delivering the materials and lessening the environmental impact of our annual meeting. Under this rule, we are mailing a notice regarding the availability of proxy materials to most of our shareholders who haven’t previously informed us that they prefer a paper copy of the proxy materials. This notice contains instructions on how to access the proxy materials over the Internet. It also contains instructions on how shareholders may receive a paper or electronic copy of the proxy materials, including a proxy statement, annual report and a proxy card. Any shareholder who doesn’t receive a notice regarding the availability of proxy materials will receive a paper copy of the proxy materials by mail.

The information in this proxy statement relates to the items to be voted on at the annual meeting, which include:

(1)	To elect three directors, to hold office for terms of three years and until their successors are duly elected and qualified.

(2)	To vote on an advisory, non-binding resolution approving the compensation of the Company’s executive officers.

(3)	To ratify the appointment of the firm of BKD, LLP as the independent auditor for 2010.

(4)	To transact such other business as may properly come before the meeting.

This proxy statement contains information that we are required to provide you under SEC rules and that is intended to assist you in voting your shares.

I. VOTING

Each share of the Company’s common stock issued and outstanding as of the close of business on February 26, 2010, the record date for the annual meeting, is entitled to be voted on all items being voted upon at the meeting. As of the close of business on February 26, 2010, there were 21,461,956 shares outstanding and entitled to vote.

Each share of the Company’s common stock is entitled to one vote. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have a right to cumulate their votes for directors. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of all items submitted to the shareholders for consideration other than the election of directors. Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose. Broker non-votes will not be counted. The Secretary will count the votes and announce the preliminary results of the voting at the annual meeting. The Company will publish final results on Form 8-K within four business days following the end of the meeting under SEC rules.

You may vote shares held directly in your name as shareholder of record in person at the annual meeting. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

•

By Internet – Shareholders who received a notice regarding the availability of proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who received a paper or electronic copy of a proxy card may submit proxies over the Internet by following the instructions on the proxy card.

•

By Telephone – Shareholders who live in the United States or Canada may submit proxies by telephone by calling toll-free 1-800-690-6903 on a touch-tone telephone and following the instructions. Shareholders who received a notice regarding the availability of proxy materials should have the notice in hand when calling, and shareholders who received a paper or electronic copy of a proxy card should have the proxy card in hand when calling.

•

By Mail – Shareholders who received a paper or electronic copy of a proxy card may submit proxies by mail by completing, signing and dating the proxy card and mailing it in the postage-paid envelope we have provided or by returning it to First Merchants Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

After submitting a proxy, you have the right to revoke it any time before it is exercised by giving written notice of revocation to the Secretary received prior to the annual meeting, by submitting a new proxy via Internet, telephone or mail, or by voting in person at the meeting. Your shares will be voted in accordance with your specific instructions given when submitting your proxy. In the absence of specific instructions to the contrary, proxies will be voted “for” election to the Board of all nominees listed in Item 1 of the proxy and “for” ratification of the appointment of the firm of BKD, LLP as the Company’s independent auditor for 2010. If any director-nominee named in this proxy statement becomes unable or declines to serve (an event which we do not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position.

II. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

A. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the best of our knowledge, the following table shows the only beneficial owners of more than 5% of the Company’s outstanding common stock as of February 26, 2010.

Name and Address	Amount and Nature	Percent
of Beneficial Owner	of Beneficial Ownership	of Class

Dimensional Fund Advisors LP	1,659,962(1)	7.73%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	1,358,684(2)	6.33%
40 East 52nd Street
New York, NY 10022

(1)

Based on a Schedule 13G filing with the SEC, Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor sub-advisor and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the shares of the Company’s common stock held by the Funds, and may be deemed to be the beneficial owner of these shares under rules of the SEC. However, all of these shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares for any other purpose.

(2)

Based on a Schedule 13G filing with the SEC, BlackRock, Inc. is the parent holding company of three subsidiaries, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, and BlackRock Investment Management, LLC, that are the beneficial owners and possess voting and investment power over these shares of the Company’s common stock.

B. SECURITY OWNERSHIP OF MANAGEMENT

The following table individually lists the amount and percent of the Company’s common stock beneficially owned on February 26, 2010 by the directors and “Named Executive Officers” (“NEOs”) (the NEOs and their titles are identified in the Compensation Discussion and Analysis, on page 20). The table also lists the amount and percent owned by all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power. The information provided in the table is based on the Company’s records and information filed with the SEC and provided to the Company.

The number of shares beneficially owned by each person is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes shares of which a person has the right to acquire beneficial ownership on or before April 27, 2010 (60 days after February 26, 2010) by exercising stock options (“Vested Options”) awarded to participants under the Company’s Long-term Equity Incentive Plan. It also includes shares of restricted stock (“Restricted Shares”) awarded to participants under the Long-term Equity Incentive Plan or the Company’s Equity Compensation Plan for Non-Employee Directors that are still subject to restrictions.

Amount and Nature	Percent
Beneficial Owner	of Beneficial Ownership	of Class

Thomas B. Clark	20,212(1)	*
Jerry R. Engle	44,467(2)	*
Roderick English	9,490(3)	*
Jo Ann M. Gora	9,490(4)	*
William L. Hoy	16,882(5)	*
Barry J. Hudson	460,562(6)	2.13%
Michael C. Rechin	66,707(7)	*
Charles E. Schalliol	21,635(8)	*
Patrick A. Sherman	16,130(9)	*
Terry L. Walker	30,283(10)	*
Jean L. Wojtowicz	11,489(11)	*
Robert R. Connors	45,798(12)	*
Mark K. Hardwick	72,182(13)	*
John J. Martin	7,436(14)	*
Michael J. Stewart	18,115(15)	*

Directors and Executive
Officers as a Group (18 persons)	903,864(16)	4.18%

*	Percentage beneficially owned is less than 1% of the outstanding shares.

(1)	Includes 10,756 shares that he has the right to acquire by exercising Vested Options.

(2)	Includes 2,600 Restricted Shares and 37,424 shares held jointly with his spouse, Terri Engle.

(3)	Includes 3,362 Restricted Shares and 6,128 shares that he has the right to acquire by exercising Vested Options.

(4)	Includes 3,362 Restricted Shares and 6,128 shares that she has the right to acquire by exercising Vested Options.

(5)	Includes 3,362 Restricted Shares, 917 shares that he holds as custodian for his daughter, and 2,657 shares that he has the right to acquire by exercising Vested Options.

(6)

Includes 3,362 Restricted Shares, 327,756 shares owned by Mutual Security, Inc., 10,024 shares held jointly with his spouse, Elizabeth Hudson, 43,521 shares held by his spouse, 13,626 shares held by his spouse as custodian for his children and 14,505 shares that he has the right to acquire by exercising Vested Options.

(7)	Includes 23,000 Restricted Shares and 30,000 shares that he has the right to acquire by exercising Vested Options.

(8)	Includes 6,307 Restricted Shares and 6,128 shares that he has the right to acquire by exercising Vested Options.

(9)	Includes 2,180 Restricted Shares and 1,500 shares that he has the right to acquire by exercising Vested Options.

(10)

Includes 3,782 Restricted Shares, 22,136 shares held jointly with his spouse, Cheryl L. Walker, 551 shares held by his spouse and 3,814 shares that he has the right to acquire by exercising Vested Options.

(11)	Includes 4,204 Restricted Shares and 7,285 shares that she has the right to acquire by exercising Vested Options.

(12)	Includes 8,200 Restricted Shares, 1,968 shares held jointly with his spouse, Ann Connors, and 31,056 shares that he has the right to acquire by exercising Vested Options.

(13)	Includes 15,900 Restricted Shares, 401 shares held by his spouse, Catherine Hardwick, and 40,658 shares that he has the right to acquire by exercising Vested Options.

(14)	Includes 5,900 Restricted Shares.

(15)	Includes 16,200 Restricted Shares and 1,150 shares held in a joint trust with his spouse, Barbara Stewart.

(16)	Includes 117,421 Restricted Shares and 187,392 shares that directors and executive officers have the right to acquire by exercising Vested Options.

III. INFORMATION REGARDING DIRECTORS

A. VOTING ITEM 1 – ELECTION OF DIRECTORS

The Company’s Bylaws allow the Board to fix the number of directors by resolution. The Board has fixed the number of directors as of the 2010 annual meeting of shareholders at eleven. The Board is divided into three classes serving staggered three-year terms or until their successors are elected and qualified; however, the Bylaws provide that no person shall serve as a director subsequent to the annual meeting following the end of the calendar year in which he or she attains age 70. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires; except that directors filling vacancies caused by resignation, death or other incapacity, or an increase in the number of directors, are elected by majority vote of the Board until the next annual meeting of shareholders.

Three directors will be elected at the annual meeting. All of the nominees – Michael J. Rechin, Charles E. Schalliol and Terry L. Walker – are currently directors and have been nominated to serve three-year terms in Class I that expire as of the 2013 annual meeting. All of the Company’s directors are also directors of its wholly owned subsidiary, First Merchants Bank, N.A. There are no family relationships among the Company’s executive officers and directors.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

Class I (Terms expire 2013):
Michael C. Rechin age 51 Director since 2005

Mr. Rechin is the President and Chief Executive Officer of the Company, having served as such since 2007. Since September 2009, he has also been the President and Chief Executive Officer of First Merchants Bank, N.A., a wholly owned subsidiary of the Company, following the merger of the Company’s other three banking subsidiaries with First Merchants. Mr. Rechin was the Company’s Executive Vice President and Chief Operating Officer from 2005-2007. He joined the Company in 2005 after 23 years in management positions with National City Bank in Cleveland and Indianapolis, most recently as National City’s Executive Vice President of Corporate Banking, managing its Indiana operations.

The Board has concluded that Mr. Rechin should be a director of the Company because he is its President and Chief Executive Officer. The Company and the Board benefit from his prior experience and knowledge gained as a senior executive of National City, a major regional financial institution that was recently acquired by PNC Bank. He also resides in and is an active leader in the Indianapolis area, which has been identified as a “high growth” market for the Company.

Charles E. Schalliol age 62 Director since 2004

Mr. Schalliol is the Chairman of the Board, having served as such since 2007. The Board believes that it is generally preferable for the Chief Executive Officer and Board Chairman positions to be separated and to have an “independent director” (as defined in the NASDAQ Stock Market Rules) as Board Chairman. Mr. Schalliol has also served as the Chairperson of the Board’s Compensation and Human Resources Committee since 2007. His background includes substantial leadership experience in both the public and private sectors that qualifies him for this role. Mr. Schalliol is currently a consultant, a director of four venture capital funds, and Of Counsel with the Indianapolis-based law firm of Baker & Daniels LLP. He was Governor Mitch Daniels’ first appointment, serving as the Director of the Indiana Office of Management and Budget and Chief Financial Officer for the State of Indiana from 2005-2007. Before that, he was the President and Chief Executive Officer of BioCrossroads, an economic development organization focused on life sciences companies. He also held several executive positions with Eli Lilly and Company, a leading worldwide pharmaceuticals company, principally in the areas of strategic planning, investment banking and business development. He was the Founder and Managing Director of Lilly’s three venture funds and Executive Director of Corporate Finance and Investment Banking.

The Board has concluded that Mr. Schalliol should be a director and Chairman of the Company’s Board because of these significant executive responsibilities on behalf of the citizens of the State of Indiana and Eli Lilly, the latter including the formation of new businesses and venture capital funds, which required a high level of financial acumen. Mr. Schalliol’s legal training and his Indianapolis-area, state and national contacts are also important attributes that benefit the Company.

Mr. Schalliol is also a director of Heritage-Crystal Clean, Inc., which is listed on the NASDAQ Stock Market.

Terry L. Walker age 63 Director since 2006

Mr. Walker became the Chairperson of the Board’s Nominating and Governance Committee in the third quarter of 2009. Since 2005, he has been the Chairman of the Board of Directors and Chief Executive Officer of Muncie Power Products, Inc., a Muncie-based subsidiary of Interpump Group, S.p.A., an Italy-based public company. Muncie Power is one of the two largest manufacturers and distributors of power take-offs and hydraulic components for the truck equipment industry. Before 2005, Mr. Walker served as Muncie Power’s President and in other senior management positions during a 33-year career with that company. Mr. Walker is a certified public accountant and is one of the Audit Committee members identified by the Board as an “Audit Committee financial expert.”

The Board has concluded that Mr. Walker should be a director of the Company because of his experience as the chief executive officer of a successful company and his financial expertise. He is also a community and civic leader in Muncie and East Central Indiana, the Company’s home and one of its major markets.

B. DIRECTORS WHOSE TERMS ARE NOT EXPIRING

The terms of the following directors are not expiring as of the 2010 annual meeting. They will continue to serve as directors for the remainder of their terms or until otherwise provided in the Company’s Bylaws.

Class II (Terms expire 2011):
Thomas B. Clark age 64 Director since 1989

Mr. Clark is the Chairperson of the Board’s Risk and Credit Policy Committee, a standing committee of the Board that was established in the third quarter of 2009. From 2003-2009, he was the Chairperson of the Board’s Nominating and Governance Committee. Mr. Clark retired as the Chairman of the Board of Directors, President and Chief Executive Officer of Jarden Corporation, a New York Stock Exchange company that is a leading provider of niche consumer products used in and around the home, in 2001. He and two other executives guided that company through a spin-off from Ball Corporation, another New York Stock Exchange company, in 1993. Mr. Clark held several senior management positions with Ball Corporation from 1976-1993. Prior to joining Ball Corporation, Mr. Clark served with several other Fortune 500 companies, both domestic and international. His career was focused on strategic and operational planning, mergers and acquisitions, corporate ventures, corporate finance and general corporate management. Additional responsibilities included investor and public relations and the development of management incentive systems.

The Board has concluded that Mr. Clark should be a director of the Company because of his experience as the chief executive officer of a successful public company. The Board and the Company also benefit from his corporate planning and financial expertise, developed during his career in senior management with two public companies. Mr. Clark resides in Hamilton County, which has been identified as a “high growth” market for the Company.

Mr. Clark was a director of Jarden Corporation, which is listed on the New York Stock Exchange, from 1993-2001.

Roderick English age 58 Director since 2005

Mr. English is the President and Chief Executive Officer of The James Monroe Group, LLC, which provides business management and consulting services for clients that include developing strategic business plans, top grading of management personnel, expanding the business core to achieve sustainable growth, and improving operational efficiencies and reducing waste. From 1994-2006, he was the Senior Vice President, Human Resources and Communications, for Remy International, Inc., a tier-one automotive manufacturer that was spun off from General Motors in 1994. In this position, he provided leadership and direction for all of Remy’s human resources initiatives, including in the areas of acquisitions, mergers and divestitures. Prior to 1994, Mr. English held several management positions with the Delco Remy Division of General Motors, including plant manager of one of its manufacturing plants and manager of the Division’s labor relations.

The Board has concluded that Mr. English should be a director of the Company because of his strategic planning skills and, in particular, his global experience as the head of human resources management at a major public company, He is the only director whose principal area of expertise is human resources management. In addition, studies show that companies and boards of directors benefit by having a diverse Board. As an African-American, Mr. English contributes to this diversity. Further, Mr. English resided and worked in Anderson, Indiana, a major market for the Company, for most of his business career. He is well-known from his civic leadership in that community.

Jo Ann M. Gora age 64 Director since 2004

Dr. Gora is the President of Ball State University, a 20,000-student public university located in Muncie, Indiana, having served as such since 2004. Dr. Gora was the Chancellor of the University of Massachusetts, Boston from 2001-2004 and the Provost and Vice President for Academic Affairs of Old Dominion University from 1992 to 2001. Under her leadership, Ball State has “redefined” higher education by making immersive learning the cornerstone of every student’s college experience, and it has updated its strategic plan and increased its number of nationally-ranked academic programs, including emerging media. Dr. Gora also co-chairs the Central Indiana Corporate Partnership, comprised of the chief executive officers of the largest organizations in Central Indiana – the Company’s core market – whose purpose is to promote economic development and action on public policy issues that promote business interests.

The Board has concluded that Dr. Gora should be a director of the Company because, as the President of Ball State University, she is the chief executive officer of one of Indiana’s leading educational institutions and East Central Indiana’s largest employer. Ball State has more than 3,000 employees and an annual budget approaching $400 million. The Company and the Board benefit substantially from Dr. Gora’s attributes and experience as the successful leader of a very complex organization. Further, as a woman and as the only director employed in academia, Dr. Gora increases the Board’s diversity, also benefiting the Company.

Jean L. Wojtowicz age 52 Director since 2004

Ms. Wojtowicz is the Chairperson of the Board’s Audit Committee, having served as such since 2006. The Board identifies her as an “Audit Committee financial expert.” In 1983, Ms. Wojtowicz founded Cambridge Capital Management Corp., a manager of non-traditional sources of financing, and she continues to serve as its President and Chief Executive Officer. Cambridge has management contracts with the Indiana Statewide Certified Development Corporation, which provides fixed-asset financing to small businesses; the Indiana Community Business Credit Corporation, a consortium of financial institutions that pool money to provide working capital loans to businesses in a growth stage; and LYNX Capital Corporation, which provides debt and equity financing to minority-owned companies; and her company is a co-general partner in Cambridge Ventures L.P., a licensed small business investment company. Ms. Wojtowicz is one of the seven Members of the Indiana Department of Financial Institutions, and she is also a director of the First Internet Bank of Indiana. She has authored many articles for the Indianapolis Business Journal, Hoosier Banker, and other publications.

The Board has concluded that Ms. Wojtowicz should be a director of the Company because of her demonstrated skills and experience as the chief executive officer and owner of a well-regarded financial industry company, her attributes as an entrepreneur, and her extensive involvement with public companies and financial institutions. As a woman, Ms. Wojtowicz adds to the Board’s diversity, another benefit to the Company. She resides in Indianapolis, which has been identified as a “high growth” market for the Company, and she has extensive contacts in the Indianapolis area, statewide and nationally.

Ms. Wojtowicz is also a director of Vectren Corporation, which is listed on the New York Stock Exchange. She was a director of Windrose Medical Properties Trust, a New York Stock Exchange company, until it merged with Health Care REIT, Inc., another NYSE company, in 2006.

Class III (Terms expire 2012):
Jerry R. Engle age 65 Director since 2009

Mr. Engle is the Regional President of the Central Region of the Company’s wholly-owned subsidiary, First Merchants Bank, N. A. From 2005 until it was acquired by the Company in 2009, he was the Chairman of the Board of Directors, President and Chief Executive Officer of Lincoln Bancorp and the President and CEO of its wholly owned subsidiary, Lincoln Bank. His extensive and varied financial institution experience began with ten years at the Indiana Department of Financial Institutions, where he became a Field Supervisor in charge of examining 76 state-chartered banks in Central Indiana; followed by 12 years with Bargersville State Bank, where he was the President, chief executive officer and a director. After Bargersville State Bank was acquired by Citizens National Bank of Evansville, he spent seven years as the chief executive officer and a director of Citizens Bank of Central Indiana, and as a director of the Bank’s parent, Citizens National Bank of Evansville. In 1999, he left Citizens and invested in another bank that became First Bank, Greenwood, Indiana, and served as its chief executive officer and a director until it merged with Lincoln in 2005.

Mr. Engle was elected to the Board in 2009 under the terms of the Agreement of Reorganization and Merger dated as of September 2, 2008, between the Company and Lincoln. The Board has concluded that Mr. Engle should be a director of the Company because of his knowledge gained as the chief executive officer of four financial institutions prior to joining the Company. He resides in Johnson County, Indiana, which has been identified as a “high growth” market for the Company. His many contacts in the banking industry, especially in the Indianapolis area and throughout the State of Indiana, also benefit the Company.

William L. Hoy age 61 Director since 2007

Mr. Hoy is the Chief Executive Officer of The Columbus Sign Company, a 100 year-old, third generation family-owned custom sign and graphic fabricator that is one of Ohio’s largest. He also co-owns Innocom Corporation, an environmental graphic design and custom display company, and is the managing partner and co-owner of M&B Properties, a real estate partnership based in Columbus, Ohio. Before becoming a small business owner in 1982, Mr. Hoy held management positions with the City of Columbus. In 1990, he became a founding director of Commerce National Bank, which the Company acquired in 2002, and he continued as a Commerce director until it was merged with First Merchants Bank, N. A., in 2009.

The Board has concluded that Mr. Hoy should be a director of the Company because of his experience and perspective as a successful small business owner and an entrepreneur. The Board and the Company also benefit from Mr. Hoy’s long residence and recognized civic leadership in the Columbus, Ohio area, one of the Company’s “high growth” markets, as well as from his knowledge of banking in that community acquired from his 19 years as a Commerce director.

Barry J. Hudson age 70 Director since 1999

Mr. Hudson retired in 2006 from First National Bank of Portland, which the Company acquired in 1999 and merged with its wholly-owned subsidiary, First Merchants Bank, N. A., in 2007. Mr. Hudson was the Chairman of First National’s Board of Directors from 1981-2007. He was its Chief Executive Officer from 1981-2000 and its President from 1981-1998.

The Board has concluded that Mr. Hudson should be a director of the Company due to his considerable banking knowledge and experience gained as the chief executive officer of First National and as a civic leader in Portland, Indiana. He gives the Board the perspective of the smaller, more rural, East Central Indiana markets that are important to the Company’s success due to the Company’s position, as the result of acquisitions, as the largest or second largest financial institution in these markets. He is also the largest individual shareholder of the Company and thus an especially good advocate for shareholder interests.

Patrick A. Sherman age 62 Director since 2009

Mr. Sherman has been a Partner in Sherman & Armbruster, LLP, certified public accountants, since 1975. He was a director of Lincoln Bank from 2005 until it was acquired by the Company in 2009, chairing Lincoln’s Audit and Compliance Committees. From 1997-2005, he was a director of Heartland Community Bank, where he was the Vice Chairman of Heartland’s Board of Directors and chaired its Audit Committee. Mr. Sherman is a member of the Board’s Audit Committee and is identified by the Board as an “Audit Committee financial expert.”

Under the terms of the Agreement of Reorganization and Merger dated as of September 2, 2008, between the Company and Lincoln, Mr. Sherman was recommended by the Board’s Nominating and Governance Committee and approved by the Board as the Lincoln director, in addition to Mr. Engle, to be elected to the Board following the merger in 2009. The Board has concluded that Mr. Sherman should be a director of the Company because of his financial expertise and his experience chairing the Audit Committees of two other financial institutions. He resides in and is a community leader in Johnson County, which has been identified as a “high growth” market for the Company. He chairs the White River Township/Greenwood Reorganization Committee, which will have a major impact on the future development of that fast-growing area.

C. MEETINGS OF THE BOARD

The Board held 9 meetings during 2009. All of the directors except Barry J. Hudson attended at least 75% of the total number of meetings of the Board and the committees on which they served. Mr. Hudson attended 6 of 9 (67%) meetings of the Board and the committees on which he served during 2009.

D. DIRECTORS’ ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The directors are encouraged but not required to attend the annual meeting of shareholders. At the 2009 annual meeting, 10 of the 11 directors were in attendance.

E. BOARD INDEPENDENCE

The Company is listed on the NASDAQ Stock Market. Board has determined that 9 of the Company’s 11 directors are “independent,” as defined in the NASDAQ Stock Market Rules. The two directors who are not “independent” are Michael C. Rechin, the President and Chief Executive Officer, and Jerry R. Engle, the Regional President of the Central Region of First Merchants Bank, N. A. a wholly-owned subsidiary of the Company.

F. BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Board has determined that the Board Chairman and the Company Chief Executive Officer should not be the same person and has therefore elected Charles E. Schalliol as the Board Chairman and Michael C. Rechin as the President and Chief Executive Officer. The Board believes that the Company and the shareholders are best served by this leadership structure, because it gives the Company the advantage of their different backgrounds, experiences and perspectives. Further, if the Board Chairman is an “independent” director, the Board is better able to objectively and effectively carry out its important responsibilities involving oversight of the Company’s management and selection, retention and compensation of the Chief Executive Officer and other senior executives.

Although the entire Board is ultimately responsible for assuring the effective management of the Company’s enterprise-wide risk, the Board has established a Risk and Credit Policy Committee to aid in carrying out this oversight function through an ongoing review of the Company’s risk policies, procedures and practices and their effectiveness. In addition, the Audit Committee is responsible for overseeing the assessment and management of risks related to financial reporting and disclosure practices, internal controls and internal and external audit procedures; and the Compensation and Human Resources Committee has similar responsibilities with respect to the oversight of risks related to compensation programs and policies, including incentive compensation programs. The Chairman of the Board and the Chairpersons of each of these Committees work closely with senior management – especially the Chief Executive Officer, the Chief Financial Officer, the Chief Risk Officer, the Chief Accounting Officer and the Director of Human Resources – to ensure that risk is effectively managed.

G. SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Shareholders may communicate with the Board by e-mail at bod@firstmerchants.com. All such e-mails will be automatically forwarded to the Chairperson of the Nominating and Governance Committee, Terry L. Walker, who will arrange for such communications to be relayed to the other directors.

IV. BOARD COMMITTEES

A. STANDING COMMITTEES/CHARTERS/INDEPENDENCE

The Board has four standing committees: the Audit Committee, the Nominating and Governance Committee, the Risk and Credit Policy Committee, and the Compensation and Human Resources Committee. Each of these committees has a charter. There are links to the committees’ charters under “Corporate Governance Disclosures” on the Company’s website at http://www.firstmerchants.com/about-us.cfm.

All members of all four committees are “independent” directors, as defined in the NASDAQ Stock Market Rules. The following paragraphs contain information concerning the committees’ membership, the number of meetings they held in 2009, and brief descriptions of the functions each committee performs.

B. AUDIT COMMITTEE

The Audit Committee is comprised of directors Jean L. Wojtowicz (Chairperson), Patrick A. Sherman and Terry L. Walker. In accordance with SEC rules, the Board has identified all three of the Committee members as “Audit Committee financial experts.” They are all “independent directors” as that term is used in the NASDAQ Stock Market Rules. The Committee met 8 times during 2009. The Audit Committee’s primary function is to assist the Board in discharging its oversight responsibilities of ensuring that all types of risk to the organization are being properly managed, mitigated and monitored by management through (1) the integrity of the accounting, compiling and reporting of financial statements and other financial information that the Company provides to governmental bodies and the public; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; (4) the performance of the Company’s independent auditor and the internal audit function; and (5) the Company’s compliance with ethical requirements. The Committee has the sole authority to appoint (subject to shareholder ratification), retain, compensate, evaluate and terminate the independent auditor and approves all audit and permissible non-audit engagements, including fees and terms, with the independent auditor. The Committee also has the sole authority to appoint, retain, compensate, evaluate and terminate the senior internal audit executive and reviews the hiring of the internal audit department staff. The Committee may conduct or authorize investigations into any matters within its scope of responsibilities and may retain outside advisors to assist it in the conduct of any investigation. The Audit Committee reviews and discusses with management, the senior internal auditing executive, and the independent auditor the Company’s annual audited financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, based on this review, makes a recommendation to the Board whether these financial statements should be included in the Company’s annual report on Form 10-K. The Committee’s report follows:

Audit Committee Report Concerning Audited Financial Statements

The Audit Committee has reviewed and discussed the Company’s audited financial statements for 2009 with management. The Audit Committee has discussed with the independent auditor, BKD, LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the independent auditor’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2009 fiscal year for filing with the SEC.

The above report is submitted by:

FIRST MERCHANTS CORPORATION AUDIT COMMITTEE

Jean L. Wojtowicz, Chairperson

Patrick A. Sherman

Terry L. Walker

C. NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee is comprised of directors Terry L. Walker (Chairperson), Thomas B. Clark, Jo Ann M. Gora, Barry J. Hudson and Charles E. Schalliol. The Committee met 3 times during 2009. The Nominating and Governance Committee’s functions include: developing and recommending to the Board the appropriate size and structure of the Board and its standing committees, as well as the qualifications for serving on these committees; annually reviewing the composition of the Board as a whole, including the balance of independence, business expertise, experience, diversity and other desired qualities; maintaining up-to-date criteria for selecting Board members; reviewing the credentials of individuals suggested as prospective Directors; nominating individuals to serve as members of the Board, including the annual slate of Directors for election by the shareholders; nominating the Board’s officers; overseeing the Company’s compliance with laws and regulations that relate to its governance structure and processes, including those of the SEC and NASDAQ; providing for Director continuing education and periodic self-assessment of the Board’s effectiveness; and reviewing and making recommendations to the Board concerning the Company’s Code of Business Conduct and Code of Ethics for

Financial Management (there are links to these Codes under “Corporate Governance Disclosures” on the Company’s website at http://www.firstmerchants.com/about-us.cfm).

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

Article IV, Section 9, of the Company’s Bylaws describes the process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee. Under this process, a suggestion by a shareholder of a director-nominee must include: (a) the name, address and number of the Company’s shares owned by the shareholder; (b) the name, address, age and principal occupation of the suggested nominee; and (c) such other information concerning the suggested nominee as the shareholder may wish to submit or the Committee may reasonably request. A suggestion for a director-nominee submitted by a shareholder must be in writing and delivered or mailed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. Suggestions for nominees from shareholders are evaluated in the same manner as other nominees.

Process for Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee considers the following criteria in identifying and evaluating nominees for Director: ethical character; personal and professional reputation; credentials, demonstrated business judgment, recognition and accomplishments in the nominee’s field; experience as a current or former chief executive officer or in a comparable leadership position with a public company or other complex business or organization, including an educational, governmental, scientific or other non-profit entity; ability and willingness to devote sufficient time to carry out Director duties and responsibilities; ability and willingness to acquire and hold shares of the Company’s stock in accordance with Board-established guidelines, to assure that the nominee’s financial interests are aligned with those of other shareholders; relevant expertise and experience – in particular, financial acumen – and ability and willingness to provide advice and guidance to senior management based on that expertise and experience while working cooperatively with other Directors and management; “independence” (for non-employee Directors), not only as defined in the NASDAQ Stock Market Rules, but also avoidance of conflicts and appearances of conflicts of interest and ability to objectively appraise management performance, represent shareholder interests, and remain independent of any particular constituency; possession of attributes that contribute to a diverse and complementary Board, with diversity reflecting gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations; willingness to assist the Company in developing new business; and residence in or near the Company’s market areas. For incumbent directors whose terms are expiring, the Committee also considers the quality of their prior service to the Company, including the nature and extent of their participation in the Company’s governance and their contributions of management and financial expertise and experience to the Board and the Company.

The Nominating and Governance Committee considers candidates coming to its attention through current Board members, search firms, shareholders and other persons. Of the nominees that the Committee approved for inclusion in the Company’s proxy for the 2010 annual meeting, all are current Directors standing for re-election.

Consideration of Diversity in Identifying Nominees

As noted above, the Board and the Nominating and Governance Committee consider diversity in identifying nominees for Director. The Committee has defined a “diverse” Board as one that reflects gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations. In its annual review of the composition of the Board as a whole, the Committee assesses the Board’s diversity along with other desired qualities, and it assesses the effectiveness of the Board’s diversity policy. The Committee believes that, for the most part, the Board presently reflects its definition of diversity, in that it is comprised of Directors of different gender, racial, ethnic, educational, professional, managerial and entrepreneurial backgrounds and experience who have leadership experience with public companies, small businesses, financial institutions, venture capital funds, major universities, state agencies, and nonprofit organizations. The Board includes Directors who reside in the Company’s larger markets and Directors who reside in its smaller markets; and some of the Directors live in the Company’s “high growth” market areas, while others live in more “established” market areas.

D.	RISK AND CREDIT POLICY COMMITTEE

The Board established the Risk and Credit Policy Committee in the third quarter of 2009. It is comprised of directors Thomas B. Clark (Chairperson), Charles E. Schalliol and Jean L. Wojtowicz. The Committee met 3 times during 2009. The Risk and Credit Policy Committee’s primary function is to assist the Board in assuring the effective management of the Company’s enterprise-wide risk, both internal and external, through a continuous review of policies, procedures and practices and the actual results of their application. The Committee describes “enterprise risk management” as a process, effected by the Board, management and other personnel, applied across the enterprise and designed to identify events, whether existing or potential, that may adversely affect the Company. It enables the Company to manage risk within acceptable limits and provides reasonable assurance of optimum corporate performance in the risk/return continuum. In addition, it facilitates the integration of varying views of risk into established credit, asset liability management, and other risk elements, resulting in an alignment of strategy and corporate culture. In providing oversight regarding the management of enterprise-wide risk, the Risk and Credit Policy Committee: maintains a clear understanding and working knowledge of the principal risks inherent in the Company’s activities; assigns the oversight of each risk type to a standing committee of the Board; guides management in defining the Company’s risk thresholds, appetite and profiles while taking into consideration its strategic goals, objectives, markets and macro-economic conditions; establishes risk thresholds and monitors them not less than quarterly (including specific limitations on the authority of management above which the Board reserves exclusive authority – which it may delegate to a standing committee of the Board); establishes specific measures which delineate the level and trend of principal risks and their potential impact on the Company; evaluates the impact of changes to risk thresholds prior to any modification, after consideration of changes in market conditions, the Company’s strategy and/or associated risk assessments; monitors emerging risks to the Company and how management will monitor, manage and mitigate those risks on a proactive basis; and considers enterprise risk in relation to the potential for growth and increase in shareholder value.

E. COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee is comprised of directors Charles E. Schalliol (Chairperson), Thomas B. Clark, Roderick English and William L. Hoy. The Committee met 5 times during 2009. The Compensation and Human Resources Committee’s functions include: establishing the Company’s general compensation philosophy, in consultation with senior management; overseeing the development and implementation of policies and programs to carry out this compensation philosophy; periodically reviewing and evaluating the effectiveness of these policies and programs, and making such modifications as the Committee deems necessary or advisable; reviewing the performance of and approving the compensation and benefits to be paid to the Company’s executive officers and senior management employees; reviewing the performance of and approving the compensation and benefits to be paid to the executive officers and senior management employees of the Company’s subsidiaries and approving the compensation ranges and benefits for the other officers and employees of the Company and its subsidiaries; making recommendations to the Board concerning the adoption, amendment or termination of incentive compensation plans, equity-based compensation plans, and deferred compensation plans, and administering these plans; reviewing and making recommendations to the Board regarding the compensation of non-employee Directors; and considering and approving reports of the Committee as may required for inclusion in the annual proxy statement.

In carrying out its responsibilities to review the performance of and approve the compensation and benefits to be paid to the Company’s executive officers and senior management employees, the Committee relies in part on the recommendations of the Company’s President and Chief Executive Officer, Michael C. Rechin, and other executive officers, as appropriate. The Committee has delegated its authority to review the performance of and approve the compensation and benefits to be paid to the executive officers and senior management employees of the Company’s subsidiaries to Mr. Rechin, and/or the chief executive officers and regional presidents of the Company’s subsidiaries, as appropriate. The Committee has also delegated its responsibilities for the day-to-day administration of the Company’s incentive compensation plans, equity-based compensation plans, and deferred compensation plans to senior management, including Mr. Rechin and the Company’s Senior Vice President and Director of Human Resources, Kimberly J. Ellington.

The Compensation and Human Resources Committee is authorized to directly engage counsel and consultants, including compensation consultants, to assist it in carrying out its responsibilities. In 2009 the Committee engaged the services of Buck Consultants to review existing compensation arrangements for the Company’s executives to ensure that they continue to provide a competitive opportunity and enable the Company to continue to attract, retain and motivate a highly-qualified leadership team. Neither Buck Consultants nor any of its affiliates provided any other services to the Company or its affiliates during 2009 or in prior years.

From time to time Mr. Rechin and Ms. Ellington also provide information to the Committee and make recommendations, on their own initiative or as requested by the Committee, concerning existing and proposed compensation policies and programs for executives and other employees of the Company and its subsidiaries.

Compensation and Human Resources Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee was an officer or employee of the Company or any of its subsidiaries during 2009. None of the members of the Committee has ever been an officer or employee of the Company or any of its subsidiaries. No member of the Committee or executive officer of the Company had a relationship during 2009 requiring disclosure in this proxy statement under SEC regulations.

Compliance with Requirements for CPP Participants under TARP Interim Final Rule

The Compensation and Human Resources Committee has additional responsibilities resulting from the Company’s participation in the U. S. Treasury Department’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009. The Company received $116 million in equity capital from the Treasury Department under the CPP on February 20, 2009, in exchange for 116,000 shares of non-voting preferred stock in the Company paying cumulative dividends at a rate of 5% per year for the first 5 years and 9% per year thereafter and a warrant to purchase up to 991,453 shares of the Company’s common stock at an initial per share price of $17.55.

As a participant in the CPP, the Company is subject to the Interim Final Rule issued by the Treasury Department on June 15, 2009, as amended on December 7, 2009, entitled “TARP Standards for Compensation and Corporate Governance” (“Interim Final Rule”). Under §30.4(a) of the Interim Final Rule, every six months the Committee must discuss, evaluate and review: (1) with the Company’s senior risk officers the Named Executive Officer (“NEO”) compensation plans to ensure that the plans do not encourage NEOs to take unnecessary and excessive risks that threaten the value of the Company (the NEOs and their titles are identified in the Compensation Discussion and Analysis, on page 20); (2) with the Company’s senior risk officers employee compensation plans in light of the risks posed to the Company by such plans and how to limit the risks; and (3) the Company’s employee compensation plans to ensure that the plans do not encourage the manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees. In addition, the Committee must, once each fiscal year: (4) provide a narrative description identifying each NEO compensation plan and each employee compensation plan and explaining how the plans do not encourage the risks described in (1) and (3) above and how risks described in (2) above have been limited; and (5) certify the completion of the reviews of the NEO compensation plans and employee compensation plans required under (1), (2) and (3) above. The description and the certification required under (4) and (5) above are provided in the Compensation and Human Resources Committee Report that follows.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations (Section A of Part V, “Compensation of Executive Officers,” on pages 18-26 of this proxy statement). Based on this review and discussion, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

In accordance with §30.4(a) of the Interim Final Rule issued by the U. S. Treasury Department, entitled “TARP Standards for Compensation and Corporate Governance” (“Interim Final Rule”), the Compensation and Human Resources Committee certifies that, for the 2009 fiscal year:

(1)

It has reviewed with the Company’s senior risk officers the Named Executive Officer (“NEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage NEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with the Company’s senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company: and

(3)

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The NEOs and their titles are identified in the Compensation Discussion and Analysis, on page 20. The NEO compensation plans include: (1) the Senior Management Incentive Compensation Program, under which participants may annually earn additional cash compensation; (2) the Long-term Equity Incentive Plan, under which the Committee awards restricted stock and stock options to participants, generally annually; (3) the change of control agreements, which are designed to encourage key executives to remain with the Company in the event of a proposed acquisition or other change of control situation; and (4) the Defined Contribution Supplemental Executive Retirement Plan, which provides additional retirement benefits to executives designated by the Committee.

In addition to the NEO compensation plans listed above, the Company has several employee compensation plans covering all or substantially all of the Company’s employees, including the NEOs. They are: (1) the Employee Stock Purchase Plan, an Internal Revenue Code §423 employee stock purchase plan; (2) the Retirement Pension Plan, a qualified defined benefit pension plan (the Plan was frozen in 2005, so relatively few employees – not including any of the NEOs – are currently accruing benefits under this Plan); and (3) the Retirement and Income Savings Plan, a qualified §401(k) plan). Finally, the Company maintains several other incentive compensation plans covering select groups of employees, none including any of the NEOs. They are: (4) the Commercial Growth Rewards Plan, covering certain commercial banking employees; (5) the Residential Mortgage Lending Rewards Plan, covering certain residential mortgage loan employees; (6) the Mortgage Sales Manager Base-Plus Rewards Plan, covering residential mortgage loan sales managers; (7) the Retail Rewards Scorecard Plan, covering retail banking center employees; (8) the Cash Management Rewards Plan, covering cash management officers; (9) the Annual Performance and Profit Link to Excellence (APPLE) Plan, covering employees who aren’t covered by one of the other incentive compensation plans; (10) the First Merchants Trust Company Brokerage Reward Plan, a commission-based compensation plan for licensed employees engaged in retail brokerage transactions; and (11) the First Merchants Insurance Services Commission Plus Continuous Plan, a commission-based compensation plan for licensed insurance agent employees engaged in insurance sales.

The Company’s Senior Vice President and Chief Risk Officer, Jeffrey B. Lorentson, conducts semi-annual risk assessments of the Company’s employee compensation plans, in consultation with the Senior Vice President and Director of Human Resources, Kimberly J. Ellington, the President and Chief Executive Officer, Michael C. Rechin, other senior management and the Company’s legal counsel. These risk assessments focus almost entirely on the incentive-based plans in view of the fact that the retirement plans and the employee stock purchase plan pose little or no compensation-related risk to the Company. The change of control agreements also pose little or no risk at the present time since the Company is prohibited under §30.9 of the Interim Final Rule from making any payments under these agreements to an NEO or any of the next five most highly compensated employees of the Company until all of the preferred shares in the Company held by the Treasury Department under the CPP have been redeemed. This prohibition applies to all but a few of the change of control agreements, including all of the ones that could result in substantial payouts by the Company.

The two most recent risk assessments of the employee compensation plans were compiled by Mr. Lorentson in written reports which were submitted to the Compensation and Human Resources Committee for review by its members in advance of the Committee’s meetings on September 14, 2009 and February 25, 2010. Both of these risk assessments concluded that

Appropriate plan design and administration features and/or principles are in place. They effectively mitigate Named Executive Officer and/or employee incentive plans that 1) expose the Company to unnecessary and excessive risks and/or 2) could encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

The written risk assessment reports were agenda items at the Committee’s meetings and provided the basis for the Committee’s discussion, evaluation and review of these plans that is required under §30.4(a) of the Interim Final Rule and its certifications set forth in the second paragraph of this Compensation and Human Resources Committee Report. Mr. Lorentson, Mr. Rechin, Ms. Ellington and the Board’s legal counsel, Jon H. Moll, participated in these discussions, evaluations and reviews with the Committee. Also participating in the risk assessment discussion at the September 14, 2009 meeting was Jim Sillery, a Buck Consultants principal who was in attendance to present his firm’s report on the Company’s executive compensation. He agreed with Mr. Lorentson’s conclusion that the Company’s incentive compensation plans do not result in any unnecessary or excessive risks to the Company.

Mr. Lorentson’s reports identified the short and long-term business risks that could harm the Company’s value and identified the features and principles in the design or administration of the employee compensation plans that could encourage NEOs and other employees to take unnecessary and/or excessive risks or encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee, as well as the plan control features and principles that prevent these risks from occurring. Taking into consideration the mitigating plan control features and principles, Mr. Lorentson and the Committee concluded that each of the Company’s employee compensation plans is “low risk” except for the Senior Management Incentive Compensation Program, the Commercial Growth Rewards Plan, and the Residential Mortgage Lending Rewards Plan, which present “moderate risk.” Mr. Lorentson and the Committee considered a few changes to these plans that could potentially further reduce their risk, some of which the Committee decided should be adopted.

The Senior Management Incentive Compensation Program, covering approximately 80 management employees, is the only incentive plan containing a feature that could encourage the manipulation of the Company’s reported earnings, in that the annual payouts to the highest levels of management employees under the Program are tied mostly, and entirely for the top three executives, to improvements in the Company’s earnings per share on a year over year basis. However, any risk of earnings manipulation that this feature might pose, or any concern that it might encourage NEOs to take unnecessary and excessive risks is largely theoretical at the present time because of the limitation on incentive payments to the Company’s five most highly compensated employees under §30.10 of the Interim Final Rule. None of the NEOs except John J. Martin is eligible to receive a payout under the Senior Management Incentive Compensation Program until all of the preferred shares in the Company held by the Treasury Department under the CPP have been redeemed. Apart from this limitation, unnecessary and excessive risks under the Program are also mitigated or eliminated by a number of other factors, including but not necessarily limited to the following: (1) the Program includes a “clawback” provision, as required by §30.8 of the Interim Final Rule, under which the Company will recover any payment made to an NEO or any of the next 20 most highly compensated employees if the payment is based on materially inaccurate financial statements, until all of the preferred shares in the Company held by the Treasury Department under the CPP have been redeemed; (2) the mix of annual salary and incentive payouts under the Program is balanced, with target payouts ranging from 5%-45% of salary; (3) the Committee tries to position the NEOs’ targeted incentive compensation, combined with salary, at the 50th percentile in comparison to peer companies rather than a higher percentile; (4) the maximum payouts are capped at twice the target payouts; (5) the Program stresses Company-wide financial returns, with reduced focus on line-of-business results that may or may not be in the overall interest of the Company; (6) the target performance levels have a reasonable relationship to historical and budgeted performance; (7) changes in levels of performance are appropriately related to changes in levels of payouts; (8) the full range of payout potential under the Program for low and high performance is known and appropriate; and (9) the Committee provides effective oversight of the risks posed by the Program, and the Committee has the authority to determine circumstances and causes for which payouts under the Program will be withheld.

The Long-term Equity Incentive Plan, under which the Committee awards restricted stock and/or stock options to participating employees (equity awards were made to approximately 150 employees in February 2010, only 19 of which involved stock options), was also determined not to encourage the taking of unnecessary and excessive risks. As in the case of the Senior Management Incentive Compensation Program, the limitation on incentive payments to the Company’s five most highly compensated employees under §30.10 of the Interim Final Rule significantly reduces the risk profile of this Plan. None of the NEOs except John J. Martin is eligible to receive stock options under the Long-term Equity Incentive Plan until all of the preferred shares in the Company held by the Treasury Department under the CPP have been redeemed; these executives may only be awarded long-term restricted stock valued on the basis of its fair market value on the grant date at not more than one-third of their total annual compensation. This restricted stock may only become transferable in 25% increments as the preferred shares issued to the Treasury Department under the CPP are redeemed, and the shares must be forfeited if the executive does not remain an active employee of the Company for two years from the date of grant, except in the event of death, disability or a change of control. Other limitations under the Long-term Equity Incentive Plan that mitigate or eliminate unnecessary and excessive risks include, but are not necessarily limited to, the following: (1) the vast majority of the awards under the Plan for 2009 and 2010 were of restricted stock, whose value is less volatile than stock options; (2) the Plan is a long-term incentive plan, in that stock options granted under the Plan are generally not exercisable until two years after the date of the award, and restricted stock awarded under the Plan generally does not vest until three years after the date of the award; (3) executive officers are required to hold 25% of all “net shares” awarded to them under the Plan (defined as the number of shares issued to the executive officer under an award after subtracting the number of shares, if any, transferred or surrendered to pay the exercise price of a stock option and/or to pay any withholding taxes associated with the award) until the date of their death, retirement, termination of employment or a change of control; (4) the Plan includes a guideline stating that executive officers who are participating in the Plan should acquire and hold shares of the Company’s stock equal in value to at least 100% of their then current annual salary within six years of beginning participation in the Plan; (5) the value of the awards to the NEOs under the Plan, relative to their salaries and their target payouts under the Senior Management Incentive Compensation Program, provides an appropriate balance between long-term and short-term incentives and between cash and equity compensation; (6) the structure and amounts of the awards reflect the Committee’s and, except for his own awards, Mr. Rechin’s determination of the grantees’ current contributions to the Company’s value; and (7) the Committee provides effective oversight of the risks posed by the Plan.

The risks posed by the other employee incentive compensation plans to the Company are very limited, mostly because they do not cover senior management employees and, in general, they provide smaller maximum payouts relative to the participating employees’ salaries. The commission-based plans – the First Merchants Trust Company Brokerage Reward Plan and the First Merchants Insurance Services Commission Plus Continuous Plan – generally pay substantial compensation to the participating employees, but they cover employees that are traditionally compensated on a commission basis and who directly contribute measurable value to the Company commensurate with their compensation. To the extent there are risks under any of the other employee incentive compensation plans, they are limited by several factors, including but not necessarily limited to the following: (1) the plans generally avoid “top-line” oriented measures; (2) the goals established under the plans are appropriate in comparison with the payouts received and the benefit to the Company; (3) most of the plans have multiple performance metrics; (4) the target performance levels represent reasonable variation relative to historical and budgeted performance; (5) the full range of the incentive compensation potential for low and high performance is known and appropriate; (6) there is effective oversight of the risks posed by the plans by the Board’s Credit and Risk Committee and/or Audit Committee and by the Company’s internal and external auditors; and (7) senior management has the authority to determine circumstances and causes for which payouts under the plans will be withheld.

The above report is submitted by:

FIRST MERCHANTS CORPORATION COMPENSATION AND HUMAN RESOURCES COMMITTEE

Charles E. Schalliol (Chairperson)

Thomas B. Clark

Roderick English

William L. Hoy

V. COMPENSATION OF EXECUTIVE OFFICERS

A. COMPENSATION DISCUSSION AND ANALYSIS

The Company’s general compensation philosophy is determined by the Compensation and Human Resources Committee, in consultation with senior management. The Committee oversees the development and implementation of programs, policies and forms of compensation to carry out this compensation philosophy. The Committee also approves and oversees the administration of the Company’s employee compensation plans and periodically reviews and evaluates their effectiveness and alignment with the Company’s business strategies and the interests of shareholders. Senior management is responsible for the implementation and day-to-day administration of these compensation programs, plans and policies. The Committee has primary responsibility for reviewing executive performance and approving executive compensation, with the support and assistance of the President and Chief Executive Officer, Michael C. Rechin, the Senior Vice President and Director of Human Resources, Kimberly J. Ellington, the Board’s legal counsel, outside compensation consultants, and other advisors that the Committee may choose to engage.

The material components of the Company’s executive compensation program include salary, non-equity incentive pay, equity-based compensation, including both restricted stock awards and stock options, retirement benefits, and change of control agreements. In establishing compensation plans and programs, the Committee tries to strike an appropriate balance between cash and non-cash compensation and between programs that reward the achievement of shorter and longer-term goals. Salary and non-equity incentive pay generally advance shorter-term goals by providing an immediate or near-term reward for exceptional performance, whereas equity-based compensation is generally designed to reward the achievement of longer-term goals and to further align executives’ financial interests with those of other shareholders by tying the value of such compensation to sustained increases in the price of the Company’s stock. Retirement plans, vesting provisions in equity-based compensation, and change of control agreements generally increase the Company’s ability to retain executives.

The Committee engaged Buck Consultants (“Buck”) in 2009 to review the existing compensation arrangements for the Company’s executives to ensure that they continue to provide a competitive opportunity and enable the Company to continue to attract, retain and motivate a highly qualified leadership team. Buck does not and has not provided other services to the Board or the Company and thus did not have any actual or apparent conflict of interest in performing these services.

The Committee deemed its engagement of Buck to do this study of the Company’s executive compensation to be important to the Company and timely in light of recent changes in the competitive environment for financial services firms, including those related to the adverse economic conditions experienced by the Company and the financial services industry that began in 2008 and have continued during 2009 and to the present time, as well as the limitations on compensation that have been imposed on organizations, including the Company, that are participants in the U. S. Treasury Department’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”). These limitations are mainly contained in the provisions of the Interim Final Rule issued by the Treasury Department, entitled “TARP Standards for Compensation and Corporate Governance” (“Interim Final Rule”).

The Committee entered into extended discussions of executive compensation issues with the Buck principal assigned to the project, Jim Sillery, during two of the Committee’s meetings, and Mr. Sillery met with individual Committee members and Company executives on other occasions. Buck presented its findings and recommendations to the Committee on September 14, 2009. These findings and recommendations have been taken into account by the Committee in making its decisions regarding 2010 executive compensation, and the Committee anticipates that it will continue to consider them when making future adjustments to plans, programs and policies.

In conducting its review, for comparison purposes, Buck, with input from the Committee, identified a peer group of 23 publicly-traded Midwest financial institutions of relatively similar size to the Company, 15 of which are also participating in the CPP. It compiled an extensive database of information concerning executive compensation at each of the 23 peer group institutions. The institutions comprising this peer group were: 1st Source Corporation; AMCORE Financial, Inc.; Capitol Bancorp, Ltd.; Chemical Financial Corporation; Community Trust Bancorp, Inc.; F. N. B. Corporation; First Busey Corporation; First Commonwealth Financial Corporation; First Financial Bancorp; First Midwest Bancorp, Inc.; Harleysville National Corporation; Heartland Financial USA, Inc.; Integra Bank Corporation; Irwin Financial Corporation; MB Financial Inc.; Midwest Banc Holdings, Inc.; National Penn Bancshares, Inc.; Old National Bancorp; Park National Corporation; Pinnacle Financial Partners, Inc.; Republic Bancorp, Inc.; S & T Bancorp, Inc.; and Taylor Capital Group, Inc.

As noted above, the Company is subject to certain limitations on the compensation of its executives and other highly compensated employees that are imposed, under the provisions of the Interim Final Rule, because of its participation in the CPP. These limitations were, for the most part, first applicable for 2009, and they will continue to apply for 2010 and any future years in which the Company continues to participate in the CPP. An understanding of the Company’s policies and decisions regarding executive compensation for 2009 and 2010 requires an awareness of these limitations. To comply with the Interim Final Rule, the Committee, the Board and the Company have taken several actions affecting executive compensation that will remain in effect until the Company is no longer participating in the CPP. They include:

1.

In accordance with §30.8 of the Interim Final Rule, the Senior Management Incentive Compensation Program, under which participants may earn additional cash incentive compensation, includes a “clawback” provision that provides for the recovery of any payment made to a Named Executive Officer (“NEO”) or any of the next 20 most highly compensated employees if the payment is based on materially inaccurate financial statements.

2.

In accordance with §30.9 of the Interim Final Rule, the Company, its NEOs and any other of its next five most highly compensated employees who are covered by a change of control agreement with the Company have agreed that payments that would otherwise be triggered under these agreements will be prohibited.

3.

In accordance with §30.10 of the Interim Final Rule, beginning in 2010, none of the Company’s five most highly compensated employees – which includes all of the NEOs except John J. Martin – is eligible to earn cash compensation under the Senior Management Incentive Compensation Program.

4.

In accordance with §30.10 of the Interim Final Rule, beginning in 2010, equity awards to the Company’s five most highly compensated employees – which includes all of the NEOs except John J. Martin – under the Long-term Equity Incentive Plan, a shareholder-approved plan for awarding restricted stock and/or stock options to participating employees, will be limited to long-term restricted stock (not including stock options). These restricted stock awards will be limited to not more than 1/3 of these employees’ total annual compensation, based on the fair market value of the stock at the grant date. This restricted stock will not be transferable until the restrictions are removed, except under limited circumstances, and it will be forfeited if the grantee does not remain an active employee of the Company for two years from the date of the award, except in the event of death, disability or a change of control.

5.

In accordance with §30.12 of the Interim Final Rule, the Board adopted a policy on “excessive” or “luxury” expenditures. There is a link to this policy under “Corporate Governance Disclosures” on the Company’s website at http://www.firstmerchants.com/about-us.cfm.

6.

In accordance with §30.13 of the Interim Final Rule, the Company and the Board provide our shareholders the opportunity to vote on a separate, non-binding resolution to approve the compensation of the Company’s executive officers.

The restrictions imposed by the ARRA on companies participating in the CPP also include a $500,000 cap on the deductibility of annual compensation under the provisions of Internal Revenue Code §162(m)(5). None of the NEOs’ annual compensation exceeds this limit or is likely to do so in the foreseeable future.

The following paragraphs identify the Company’s “Named Executive Officers” (“NEOs”) for 2009, set forth the Company’s general executive compensation philosophy, and discuss each of the material elements of the compensation awarded to, earned by, or paid to these NEOs during 2009, with references to information contained in the compensation tables and related material on pages 26-33, as appropriate. In accordance with SEC Rules, the compensation tables generally contain information concerning the NEOs’ compensation through December 31, 2009. Actions regarding the NEOs’ compensation taken after December 31, 2009 are included in the narrative if material.

The Company’s Named Executive Officers (“NEOs”)

For 2009, First Merchants’ “Named Executive Officers” (“NEOs”) and their titles were:

•	Michael C. Rechin, President and Chief Executive Officer;
•	Mark K. Hardwick, Executive Vice President and Chief Financial Officer;
•	Michael J. Stewart, Executive Vice President and Chief Banking Officer;
•	Robert R. Connors, Senior Vice President and Chief Information Officer; and
•	John J. Martin, Senior Vice President and Chief Credit Officer.

The Company’s General Executive Compensation Philosophy

It is the intent of the Board to provide the most effective executive compensation program which provides incentives to achieve both current and long-term strategic management goals of the Company with the ultimate objective of achieving a superior return on our shareholders’ investment. To this end, the Company endorses executive compensation comprised of cash and equity-based programs which recognize performance as measured against the Company’s annual and long-term goals as well as performance evaluated in comparison to industry peers. Equity-based compensation, in particular the Company’s Long-term Equity Incentive Plan and its Employee Stock Purchase Plan, encourages ownership and retention of the Company’s common stock by key employees, assuring a meaningful stake in the Company’s continued success, thereby aligning the interests of the employees and shareholders.

The Company’s executive compensation program is designed to assist the Company in achieving its business objectives by:

•	Maintaining a competitive compensation program to attract, retain and motivate high-performing, qualified executives;

•	Providing performance-based incentive compensation that is directly related to the Company’s financial performance and individual contributions to that performance;

•	Strengthening the alignment between management effort and business strategy; and

•	Linking compensation to factors which affect short and long-term stock performance.

In designing and implementing executive compensation plans, programs and policies, all reasonable efforts are made to ensure that the plan, program or policy does not include any cash or equity-based incentive or other feature that might (a) encourage executives to take unnecessary and excessive risks that threaten the value of the Company, or (b) encourage the manipulation of reported earnings of the Company to enhance the compensation of any executive.

The elements of the Company’s executive compensation program include:

Salaries

The Compensation and Human Resources Committee reviews the NEOs’ salaries early in each fiscal year, after the Company’s audited financial statements for the preceding year have been issued. Any salary adjustments that the Committee approves become effective as of the first payroll in March. The Committee believes that, by waiting until the financial statements are issued, salary adjustments for the NEOs can be more accurately and effectively tied to their success in meeting financial targets and other strategic goals for the fiscal year just ended. It also allows the Company to communicate decisions concerning salary adjustments to the NEOs at the same time as those related to incentive plan payments and equity-based awards, thus ensuring a clear and consistent message regarding performance and underlining the Company’s emphasis on growing a performance-based culture.

The NEO’s salaries for 2009 and 2010 have been influenced largely by the adverse economic conditions that the Company and the rest of the financial services industry have encountered, beginning in 2008 and continuing through 2009 and into 2010, resulting in credit quality problems and, for the 2009 fiscal year, the Company’s first ever net loss. The Board, the Committee and the NEOs agree that the NEOs’ compensation should be closely tied to the Company’s financial performance. As a result, with very few exceptions, the salaries of senior management, including the NEOs, were not increased for 2009 or 2010. This decision to freeze salaries was made notwithstanding the Committee’s awareness that increasing salaries is one of the few ways that the NEOs’ compensation can be increased, because (except for Mr. Martin) they are not eligible to receive a payout under the Senior Management Incentive Compensation Program or to receive stock options under the Long-Term Equity Incentive Plan until all of the preferred shares in the Company held by the Treasury Department under the CPP have been redeemed. Mr. Martin was the only NEO whose salary for 2010 was not frozen. He received a 7% adjustment to his salary due to his mid-2009 promotion to Senior Vice President and Chief Credit Officer, an extremely challenging job considering the credit quality issues and the present economic circumstances.

As noted above, the Committee engaged Buck Consultants (“Buck”) in 2009 to review the existing compensation arrangements for the Company’s executives to ensure that they continue to provide a competitive opportunity and enable the Company to continue to attract, retain and motivate a highly qualified leadership team. The Committee has not previously “benchmarked” the NEOs’ compensation (“benchmarking” is defined by the SEC as using compensation data about other companies as a reference point on which, either wholly or in part, to base, justify or provide a framework for a compensation decision). As part of its review, Buck did “benchmark” the NEOs’ compensation by providing extensive data to the Committee regarding executive compensation at a peer group of 23 publicly-traded Midwest financial institutions of relatively similar size to the Company, 15 of which are also participating in the CPP. The companies in the peer group are listed above in this Compensation Discussion and Analysis, on pages 18-19. One of Buck’s findings was that the salaries of the Company’s NEOs were generally near the 25th percentile compared to the peer group. Adding in the value of equity awards generally made the NEOs’ total compensation closer to the 50th percentile. However, the latter finding is almost certainly invalid for 2009 and 2010, since the NEOs did not receive any payouts under the Senior Management Incentive Compensation Program for the past two years and their stock options are out-of-the-money.

The Committee’s long-term goal is to increase the NEOs’ total compensation to approximately the 50th percentile, with an appropriate balance between salary and incentive compensation, cash and equity, and short and long-term incentives. However, until circumstances return closer to normal, the Committee has determined not to pursue this goal. As the economy and the Company’s financial performance improve, the Committee will revisit the findings of the Buck report and take them into account in making adjustments to the NEOs’ salaries.

Apart from its engagement of Buck in 2009, the Committee generally does not use compensation consultants as a resource for establishing the NEOs’ salaries. In the absence of the current unique economic situation, the Committee would usually rely on broad-based third party surveys, particularly those that include financial institutions of a similar size and/or geographic location as the Company, to gain a general understanding of current compensation practices and to provide a basis for making decisions on executives’ salaries and other forms of compensation. The

Committee determines the NEOs’ salaries subjectively, based on their responsibilities and the Committee’s review of their individual performance and contributions to the Company’s performance – especially its long-term and short-term financial performance. In determining the NEOs’ salaries, the Committee also takes into account their experience, budgetary considerations, and the salaries paid to executives holding similar positions with the Company’s competitors in the financial services industry. In assessing the performance of the NEOs other than Mr. Rechin, the Committee gives considerable weight to Mr. Rechin’s recommendations. The Committee is solely responsible for assessing Mr. Rechin’s performance and recommending his annual salary and other forms of compensation to the Board for approval.

Non-Equity Incentive Pay

Non-equity incentive compensation is available to the NEOs and other selected employees through the Senior Management Incentive Compensation Program. The Program affords NEOs the opportunity to earn additional cash compensation annually, determined as a percentage of their salaries, as incentive pay by meeting individual goals for the fiscal year that are closely related to the Company’s financial success. Under the Program, the NEOs are given targets early in each fiscal year that they must meet in order to receive a payout of 100% of their assigned percentage. The Committee determines the payments, if any, for the fiscal year and approves their payment after the Company’s audited financial statements for the year have been issued. The Committee normally does this contemporaneously with its determination of equity compensation and the NEOs’ salaries for the ensuing year. A participant must be employed at the time the payout is due under the Program, except in the case of an NEO’s death, disability or retirement. There are thresholds for payouts to the NEOs which, if not achieved, will result in no payout, and there are also maximum payouts under the Program. The Committee annually establishes schedules for the payouts, beginning at the thresholds and increasing proportionately to the targets and to the maximum payouts. The Committee has the authority to modify the Program, make final award determinations, set conditions for eligibility and awards, define extraordinary accounting events in calculating earnings, establish future payout schedules, determine circumstances and causes for which payouts can be withheld, and abolish the Program.

For 2009, 100% of the payouts to Messrs. Rechin, Hardwick and Stewart under the Program depended on achieving pre-established percentage increases in the Company’s operating earnings per share, calculated on a diluted GAAP basis, over 2008. The Committee decided that using improvements in the Company’s operating earnings as the principal measure of the NEOs’ performance would be the best way to tie their cash incentive compensation to the interests of the Company and the shareholders. The Committee set Messrs. Rechin, Hardwick and Stewart’s incentive payouts for meeting their targets at 45%, 40% and 40%, respectively, of their salaries. Their target payouts were based on achieving a 10% increase in earnings per share over 2008; and their threshold and maximum payouts of 30% and 200%, respectively, of their target payouts were based on achieving a 3% and 20% increase, respectively, in earnings per share. For Messrs. Connors and Martin, due to the nature of their responsibilities, only 80% of their payouts were based on the earnings per share schedule that applied to the other three NEOs. The other 20% was based on the Company’s achieving a pre-established consolidated efficiency ratio for 2009. The Committee set Messrs. Connors’ and Martin’s incentive payouts for meeting their targets both at 30% of their salaries. Their target payouts for the 20% of their payout that was tied to the consolidated efficiency ratio were based on achieving a ratio of 62.16%; and their threshold and maximum payouts of 50% and 200%, respectively, of their target payouts were based on achieving a ratio of 64.98%, and 56.52%, respectively. The range of payouts that were possible for each of the NEOs under the Program for 2009 is shown in the Grants of Plan-Based Awards Table on page 28. As the Summary Compensation Table on page 26 shows, none of the NEOs received a payment under the Program for 2009.

As noted above, for 2010, due to the restrictions placed on the payment of cash bonuses to the Company’s five most highly compensated employees, Mr. Martin is the only NEO who is eligible to receive a payout under the Senior Management Incentive Compensation Program unless the Company exits the CPP by redeeming all of the preferred shares in the Company held by the Treasury Department. Absent that development, Messrs. Rechin, Hardwick, Stewart and Connors will not be eligible to receive a payout under the Senior Management Incentive Compensation Program for 2010.

If the NEOs were to become eligible to receive a payout under the Senior Management Incentive Compensation Program for 2010, the Committee determined that they would continue to have the same percentage of salary payouts for meeting their pre-established targets as for 2009; i.e., 45%, 40%, 40%, 30% and 30% for Messrs. Rechin, Hardwick, Stewart, Connors and Martin, respectively. However, since the Company had a net operating loss in 2009, a year-over-year percentage improvement in operating earnings would not be an appropriate measure for determining 2010 payouts under the Program. Therefore, the earnings per share target established by the Committee for the NEOs is based on the Company’s achieving operating earnings, calculated on a diluted GAAP basis, of $.40 per share. The threshold, below which no payout would be made, would require achieving operating earnings of $.05 per share, and the maximum payout of twice the target amount would depend on achieving operating earnings of $.90 per share. The payouts for Messrs. Rechin, Hardwick and Stewart would be based entirely on this earnings per share schedule. The payouts for Messrs. Connors and Martin would be based 80% on this earnings per share schedule, and 20% on the consolidated efficiency ratio thresholds, targets and maximums that were in effect for 2009.

Equity-Based Compensation

The Company provides equity-based compensation to employees, including the NEOs, under the Long-term Equity Incentive Plan. The awards available under the Plan include incentive and non-qualified options to acquire common stock in the Company and grants of restricted stock in the Company. The Committee has the authority to grant awards, decide who will receive awards, determine the types and sizes of awards, determine the terms, conditions, vesting periods, and restrictions applicable to awards, adopt, alter and repeal administrative rules and practices governing the Plan, interpret the terms and provisions of the Plan and any awards granted under the Plan, prescribe the forms of award agreements, and otherwise supervise the administration of the Plan. The Committee’s practice is to generally make stock option and restricted stock awards to NEOs under the Plan annually, early in the fiscal year at the same time it approves salary adjustments and non-equity incentive payouts to the NEOs. On occasion, the Committee grants an award at other times, e.g., when an executive is hired. In making stock option and restricted stock awards, the Committee gives considerable weight to the recommendations of the President and Chief Executive Officer, Michael C. Rechin, except for awards to Mr. Rechin.

The stock options granted to participating employees under the Plan are generally incentive stock options, up to the limit under Internal Revenue Code §422; the rest, if any, are non-qualified options. The exercise price for the stock options is the closing price of the Company’s stock as recorded by NASDAQ on the date of the grant. The options granted to participating employees vest (become exercisable) two years after the grant date; they also vest on the date the grantee retires, dies or becomes disabled, if that is earlier than the normal vesting date. The restricted stock awarded to participating employees under the Plan vests (the restrictions lapse, giving the grantee complete ownership rights) three years after the date of the award; the stock also vests on the date the grantee dies or becomes disabled, if that is earlier than the normal vesting date. In addition, the restricted stock award agreements under the Plan generally provide that the Committee may partially waive the forfeiture of a restricted stock award if the grantee’s employment is involuntarily terminated without “cause,” as determined by the Committee, less than three years after the date of the award. If this happens, the part that vests is a fraction of the shares, the numerator of which is the number of full years that have elapsed between the date of the award and the date of termination, and the denominator of which is three. A grantee of restricted stock under the Plan is entitled to vote the shares of stock and receive the dividends on the stock, notwithstanding the restrictions.

To encourage additional share ownership by the NEOs and thereby increase the commonality of interest between the NEOs and the other Company shareholders, the Plan provides that NEOs are required to hold 25% of all “net shares” (defined as the number of shares issued to the NEO under an award after subtracting the number of shares, if any, transferred or surrendered by the NEO to pay the exercise price of a stock option and/or to pay any withholding taxes associated with the award) issued to the NEO under the Plan, including both restricted stock awards and shares issued upon the exercise of stock options, until the earlier of (i) the date of the NEO’s death, retirement or other termination of employment, or (ii) the date of a change of control. Second, the Plan includes a guideline stating that NEOs who are selected as participants in the Plan should acquire and hold shares of the Company’s common stock equal in value to at least 100% of their then current annual salary within six years after first being selected to participate in the Plan. This guideline does not constitute a condition, restriction or risk of forfeiture applicable to any award made to an NEO under the Plan.

In the past few years, nearly all of the employees participating in the Plan – except for the NEOs and certain other senior management employees – have been awarded just restricted stock, with very few having also been granted stock options. However, for the NEOs and selected other senior management employees, the Committee has historically awarded a mix of stock options and restricted stock. The Committee’s belief is that stock options should be a significant component of the Company’s equity-based compensation program for the NEOs because the financial incentive provided by stock options depends entirely on increasing the price of the Company’s stock, thus further aligning the NEOs’ financial interests with those of the Company’s other shareholders. As the Grants of Plan-Based Awards Table on page 28 shows, on February 24, 2009, Mr. Rechin was granted 4,000 shares of the Company’s restricted stock and options to purchase 20,000 shares; Mr. Hardwick was granted 3,200 shares of the Company’s restricted stock and options to purchase 8,000 shares; Mr. Stewart was granted 3,200 shares of the Company’s restricted stock and options to purchase 8,000 shares; Mr. Connors was granted 2,000 shares of the

Company’s restricted stock and options to purchase 3,000 shares; and Mr. Martin was granted 1,200 shares of the Company’s restricted stock and options to purchase 2,000 shares. The value of the restricted stock and the exercise price for the stock options on the grant date was $11.14 per share. As of the record date for the annual meeting, February 26, 2010, all of the unexercised stock options granted to the NEOs in 2009 under the Long-term Equity Incentive Plan were out-of-the-money. As the Outstanding Equity Awards at Fiscal Year-End Table on page 29 shows, the same is true for the NEOs’ other unexercised stock options grants, both vested and unvested, for prior years.

As noted above, for 2010 and subsequent years, under the Interim Final Rule, the NEOs (except for Mr. Martin) are prohibited from receiving stock options under the Plan until the Company exits the CPP by redeeming all of the preferred shares in the Company held by the Treasury Department. The only equity awards available to Messrs. Rechin, Hardwick, Stewart and Connors under the Plan during this period are awards of long-term restricted stock. These restricted stock awards are limited to not more than 1/3 of the NEO’s total annual compensation, based on the fair market value of the restricted stock on the date of the award. The restricted stock cannot be transferred until the restrictions are removed, except under limited circumstances, and it must be forfeited if the grantee does not remain an active employee of the Company for two years from the date of the award, except in the event of death, disability or a change of control. This severely limits the Committee’s ability to structure the NEOs’ compensation in a way that promotes the Committee’s philosophy that a significant portion of their compensation should be tied to performance-based incentives which are directly related to the Company’s financial performance and the NEOs’ individual contributions to that performance. Due to the limitations of the Interim Final Rule, unless the Company exits the CPP in 2010, these four NEOs’ total compensation for 2010 will be limited to their salaries and stock awards that are subject to the restrictions described above. Such a compensation package provides a substantially smaller financial incentive to the NEOs for improving the Company’s financial performance than the Committee would normally prefer, in that their total compensation for 2010 would not be significantly impacted by such improvement, other than the increase in the market price of the restricted stock that would almost certainly result. Nevertheless, the Committee is confident that this reduced financial incentive will not adversely affect the NEOs’ performance for 2010.

On February 25, 2010, the Committee awarded 15,000 shares of restricted stock in the Company to Mr. Rechin under the Plan, as well as 10,000 shares each to Messrs. Hardwick and Stewart, 4,200 shares to Mr. Connors, and 3,000 shares to Mr. Martin. It also granted options to purchase 2,000 shares of the Company’s stock to Mr. Martin. The value of the restricted stock and the exercise price for the stock options on the grant date was $5.89 per share. The value of these restricted stock awards to the NEOs did not come close to the 1/3 of total annual compensation limit under the Interim Final Rule. For example, the restricted stock awarded to Mr. Rechin had a value of $88,350 on the grant date, or just over 20% of his total compensation.

Several of the NEOs also participate in the Employee Stock Purchase Plan, an Internal Revenue Code §423 employee stock purchase plan that is available to all of the Company’s and participating subsidiaries’ employees. The Plan provides an attractive vehicle for participants to acquire stock in the Company, thus further aligning their interests with those of other shareholders. Under the 2004 Employee Stock Purchase Plan, which expired on June 30, 2009, participants could elect, prior to an annual offering period (July 1 to June 30), to purchase shares of the Company’s stock at a price equal to 85% of the lesser of the closing prices for the stock at the beginning and end of the offering period, as reported by NASDAQ. For the offering period ending June 30, 2009, the NEOs participating in the Plan were Mr. Rechin, who purchased 1,360 shares, and Mr. Martin, who purchased 1,536 shares. The purchase price for the shares under the Plan was $6.8255 per share. A replacement Employee Stock Purchase Plan was approved by the shareholders at the 2009 annual meeting. Under this Plan, participants can elect, prior to each three month offering period corresponding to the calendar quarters, to purchase shares of the Company’s stock at a price equal to 85% of the average of the closing prices for the stock on each trading day during the offering period, as reported by NASDAQ. For the first two offering periods, corresponding to the third and fourth quarters of 2009, the NEOs participating in the Plan were Mr. Hardwick, who purchased 476 shares and 685 shares, respectively, for the offering periods, and Mr. Stewart, who purchased 95 shares and 137 shares, respectively, for the offering periods. The purchase prices for the shares were $6.2985 per share for the first offering period, and $5.117 per share for the second offering period.

Retirement Benefits

The Company froze its Retirement Pension Plan, a qualified defined benefit pension plan, as of March 1, 2005. Thereafter, only a few “grandfathered” participants – those who were at least age 55 with 10 or more years of credited service on March 1, 2005, continued to accrue benefits under the Plan. Employees hired on or after that date or who weren’t eligible to participate on that date did not become participants in the Plan. The Plan pays benefits at retirement to participating employees, computed as a straight-life annuity (although other forms of actuarially-equivalent benefits are available under the Plan) based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both amounts times years of service to a maximum of 25 years. Benefits are integrated with Social Security but they are not subject to any deduction for Social Security or other offset amounts. The benefits payable under the Plan at age 65 to the participants whose benefits were frozen are determined under the formula described above, based on their average final compensation as of March 1, 2005, times a fraction, the numerator of which is the participant’s years of credited service as of March 1, 2005, and the denominator of which is the participant’s years of credited service projected to age 65.

Of the NEOs, Messrs. Rechin, Stewart and Martin have never participated in the Plan. The benefits accruing to Messrs. Hardwick and Connors were frozen as of March 1, 2005, because they had not attained age 55 with 10 or more years of credited service as of that date. Assuming their employment continues to age 65, Messrs. Hardwick’s and Connors’ annual benefits under the plan, payable as a straight-life annuity, would be approximately $8,594 and $7,895, respectively.

The Company also maintains the Retirement and Income Savings Plan, an Internal Revenue Code §401(k) qualified defined contribution retirement plan under which participating employees of the Company and its subsidiaries that adopt the Plan can make pre-tax contributions to the Plan up to the statutory limits and the limits set forth in the Plan that are currently matched by the Company or subsidiary at the rate of 50% of the participant’s pre-tax contributions to the Plan, to a maximum of 6% of compensation (defined as W-2 compensation plus certain voluntary pre-tax contributions, up to the Internal Revenue Code §401(a)(17) maximum, which is $245,000 in both 2009 and 2010). Thus, the maximum matching employer contribution under the Plan is generally 3% of pay (less if the participant’s compensation exceeds $245,000). The Company made matching contributions for 2009 under the Plan for NEOs Rechin, Hardwick, Stewart, Connors and Martin in amounts of $7,350, $7,350, $7,350, $6,853 and $5,184, respectively. The Company also makes service-weighted contributions, currently from 2% to 7% of compensation (up to the Internal Revenue Code §401(a)(17) maximum), on behalf of participants based on their years of service, in five-year increments (i.e., 2% for 0-4 years of service, 3% for 5-9 years of service, 4% for 10-14 years of service, 5% for 15-19 years of service, 6% for 20-24 years of service, and 7% for 25 or more years of service). For 2009, the NEOs received service-weighted contributions as follows: Mr. Rechin, 2% of compensation, or $4,900; Mr. Hardwick, 4% of compensation, or $9,800; Mr. Stewart, 2% of compensation, or $4,900; Mr. Connors, 3% of compensation, or $7,015; and Mr. Martin, 2% of compensation, or $3,456. Employees hired or rehired on or after January 1, 2010 will not be eligible to receive service-weighted contributions. Finally, for the years 2005 through 2009, the Company made “transition contributions” under the Plan equal to 3% of the participant’s compensation, for employees who were participants in the Retirement Pension Plan when it was frozen and who had attained age 45 with 10 or more years of credited service as of March 1, 2005 (other than the “grandfathered” participants). None of the NEOs was eligible for a transition contribution under the Plan. The transition contributions will be discontinued for 2010 and thereafter. All employee pre-tax contributions under the Plan are fully vested, while participants become vested in the Company’s or subsidiary’s matching, service-weighted and transition contributions at the rate of 20% for each year of service.

The Company also maintains the Defined Contribution Supplemental Executive Retirement Plan (“SERP”), which provides additional retirement benefits to executives designated by the Committee whose benefits under the Retirement and Income Savings Plan are restricted due to the limit under Internal Revenue Code §401(a)(17) on the amount of compensation that can be considered for purposes of calculating pension benefits under a qualified plan ($245,000 in both 2009 and 2010). Mr. Rechin is presently the only participant in the SERP. The Company contributes 12% of Mr. Rechin’s annual compensation, including his base salary and his non-equity incentive pay, to the SERP. The Committee established this percentage after consulting with Mercer Human Resource Consulting, which assisted the Committee in designing the Plan in 2006. If Mr. Rechin continues to be employed by the Company until his normal retirement age, this contribution would provide an income replacement ratio of approximately 35%, based on a 7% return on the Plan’s investments. Mercer Human Resource Consulting advised the Committee that this income replacement ratio would provide retirement benefits to Mr. Rechin that are comparable to those paid to executives holding similar positions at peer companies in the banking industry. Mr. Rechin’s benefit under the SERP is subject to a five year “cliff” vesting provision. He is not permitted to make employee contributions. The Company’s contribution to the SERP for 2009 on behalf of Mr. Rechin was $46,949.

Change of Control Agreements

The Company does not have employment or severance agreements with any of the NEOs. Under Indiana law, they are all deemed to be “at will” employees. Although the Company has “double trigger” change of control agreements with all five of the NEOs, it is prohibited under the Interim Final Rule from making “golden parachute payments” or severance payments (essentially, any payment for departure from the Company for any reason, except for payments for services performed or benefits accrued) to an NEO or any of the next five most highly-compensated employees so long as the Company is participating in the CPP. Therefore, the change of control agreements with the NEOs are unenforceable at the present time.

The Company has these change of control agreements with the NEOs because it believes such agreements promote the interests of the Company and its shareholders by providing a financial incentive for the NEOs to remain with the Company and continue to act in the Company’s and shareholders’ interests in the event of a proposed acquisition or change of control situation in which they might otherwise decide to leave due to the uncertainties of their own circumstances. Under the “double trigger” change of control agreements, severance benefits are payable to the NEOs if: (1) a change of control occurs; and (2) the NEO’s employment is terminated or constructively terminated following the change of control. The agreements provide that this termination must occur within 24 months following the change of control in order for the agreement to apply and benefits to be payable. No benefits are payable in the event of the executive’s voluntary retirement, death or disability, or if the executive’s employment is terminated for cause. The definitions of “change of control” and “constructive termination” are set forth on page 32, under “Termination of Employment and Change of Control Arrangements.” The agreements also contain a definition of “cause” for termination. Payments under the change of control agreements are determined as a multiple of the sum of the executive’s annual base salary at the time of receiving notice of termination and the executive’s largest annual non-equity incentive payment under the Senior Management Incentive Compensation Program during the two years preceding the date of termination. This multiple is 2.99 for Messrs. Rechin, Hardwick and Stewart, and 1.50 for Messrs. Connors and Martin. The change of control agreements cover relatively few executives and represent a relatively small percentage of the Company’s market capitalization; therefore, the Board does not believe that their existence would discourage any proposed acquisition of the Company. The agreements were not executed in response to an effort to acquire control of the Company, and the Board is not aware of any such effort.

B. SUMMARY COMPENSATION TABLE

The following table provides information concerning all of the plan and non-plan compensation paid to the NEOs for 2007, 2008 and 2009.

Summary Compensation Table

Name and principal position	Year	Salary	Bonus(1)	Stock awards(2)	Option awards(2)	Non-equity incentive plan compen-sation(3)	Change in pension value and non-qualified deferred compensation earnings(4)	All other compen- Sation(5)	Total
Michael C. Rechin President and Chief Executive Officer	2007 2008 2009	$309,423 346,154 350,000	$0 0 0	$78,930 113,000 44,560	$77,449 98,957 59,296	$69,620 0 0	$0 0 0	$69,270 67,114 64,693	$604,692 625,225 518,549
Mark K. Hardwick Executive Vice President and Chief Financial Officer	2007 2008 2009	206,077 243,692 250,000	0 0 0	63,144 76,275 35,648	51,633 52,777 23,718	41,800 0 0	1,555 0 0	20,182 22,794 21,159	384,391 395,538 330,525
Michael J. Stewart Executive Vice President and Chief Banking Officer(6)	2008 2009	221,808 245,000	50,000 0	76,320 35,648	35,645 23,718	0 0	0 0	9,660 15,488	393,433 319,854
Robert R. Connors Senior Vice President and Chief Information Officer	2007 2008 2009	190,662 198,796 200,000	0 0 0	42,096 56,500 22,280	29,043 19,791 8,894	37,479 11,520 0	3,689 0 454	16,374 18,802 16,608	319,343 305,409 248,236

John J. Martin Senior Vice President and Chief Credit Officer(7)	2009	161,423	0	13,368	5,930	0	0	10,327	191,048

(1)

First Merchants paid Mr. Stewart a sign-on bonus of $50,000 in early 2008 under an offer of employment made to him when he was hired in January 2008. No bonuses were paid to any of the other NEOs during 2007, 2008 or 2009 except as part of a non-equity incentive plan.

(2)

A discussion of the assumptions used in calculating these values is contained in Note 16 to the 2009 audited financial statements, on page 69 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)

The amounts shown in the Non-equity Incentive Plan Compensation column are payments under the Senior Management Incentive Compensation Program for 2007, 2008 and 2009 performance that were paid in February of the following year.

(4)

The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for Messrs. Hardwick and Connors are the changes in the actuarial present value of their frozen benefits under the Retirement Pension Plan for 2007, 2008 and 2009. The present value of Mr. Hardwick’s benefits decreased by $3,811 and $1,607 in 2008 and 2009, respectively; and the present value of Mr. Connor’s benefits decreased by $2,008 in 2008. However, SEC regulations require that this amount be shown as $0 in the Summary Compensation Table. Messrs. Rechin, Stewart and Martin have not participated in any defined benefit plan or other actuarial pension plan maintained by the Company. No NEO received above-market or preferential earnings on deferred compensation during 2007, 2008 or 2009.

(5)

The Company made matching contributions to the Retirement and Income Savings Plan for the benefit of the NEOs in the following amounts for 2007, 2008 and 2009, respectively: Mr. Rechin - $6,750, $6,900 and $7,350; Mr. Hardwick - $6,750, $6,900 and $7,350; Mr. Stewart - $6,900 and $7,350 (for 2008 and 2009, respectively); Mr. Connors - $6,615, $6,900 and $6,853; and Mr. Martin - $5,184 (for 2009). The Company made service-weighted employer contributions to the First Merchants Corporation Retirement and Income Savings Plan for the benefit of the NEOs in the following amounts for 2007, 2008 and 2009, respectively: Mr. Rechin - $4,500, $4,600 and $4,900; Mr. Hardwick - $9,000, $9,200 and $9,800; Mr. Stewart - $0 and $4,900 (for 2008 and 2009, respectively); Mr. Connors - $6,615, $6,900 and $7,015; and Mr. Martin - $3,456 (for 2009). The Company also made contributions to the Defined Contribution Supplemental Executive Retirement Plan in 2007, 2008 and 2009 for the benefit of Mr. Rechin in the amounts of $50,896, $45,494 and $46,949, respectively. None of the NEOs received perquisites in the aggregate amount of $10,000 or more during 2007, 2008 or 2009. The other amounts shown in the All Other Compensation column include the dollar value of life insurance premiums and dividends on restricted stock awards paid to or for the benefit of each of the NEOs during 2007, 2008 and 2009.

(6)	Mr. Stewart was employed by the Company as Executive Vice President and Chief Banking Officer on January 29, 2008.

(7)

Mr. Martin was employed by the Company as First Vice President and Deputy Chief Credit Officer on December 31, 2007. He was promoted to Chief Credit Officer on June 1, 2009 and Senior Vice President on July 28, 2009.

The Company does not have employment agreements with any of the NEOs.

C. GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information concerning all of the grants of plan-based awards made to the NEOs for 2009, which included non-equity incentive pay and awards of restricted stock and stock options.

Grants of Plan-Based Awards for 2009 Fiscal Year

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards; Number of shares of stock or units	All other option awards; Number of securities underlying options	Exercise or base price of option awards (per share)	Grant date fair value of stock and option awards
		Threshold	Target	Maximum
Michael C. Rechin	-- 2/24/09 2/24/09	$0	$157,500	$315,000	4,000	20,000	$11.14	$44,560 59,296
Mark K. Hardwick	-- 2/24/09 2/24/09	0	100,000	200,000	3,200	8,000	11.14	35,648 23,718
Michael J. Stewart	-- 2/24/09 2/24/09	0	98,000	196,000	3,200	8,000	11.14	35,648 23,718
Robert R. Connors	-- 2/24/09 2/24/09	0	60,000	120,000	2,000	3,000	11.14	22,280 8,894
John J. Martin	-- 2/24/09 2/24/09	0	45,313	90,826	1,200	2,000	11.14	13,368 5,930

(1)

The amounts shown in the Estimated Future Payouts under Non-equity Incentive Plan Awards column are the range of payouts for targeted performance under the Senior Management Incentive Compensation Program for 2009, as described in the Section entitled “Non-equity Incentive Pay” in the Compensation Discussion and Analysis. The payments made in February 2010 for 2009 performance under the Program are shown in the Non-equity Incentive Plan Compensation column of the Summary Compensation Table on page 26.

The compensation programs under which the grants in the aboveGrants of Plan-Based Awards Table were made are described in the Compensation Discussion and Analysis on pages 21-24. They include the Senior Management Incentive Compensation Program, under which the non-equity incentive plan awards were made, and the Long-term Equity Incentive Plan, under which the restricted stock and stock option awards were made.

Under the Senior Management Incentive Compensation Program, the NEOs were entitled to a payout following the end of the 2009 fiscal year based entirely, for Messrs. Rechin, Hardwick and Stewart, and 80% for Messrs. Connors and Martin, on the Company’s attaining a year-over-year percentage increase in operating earnings per share on a diluted GAAP basis, established in early 2009 by the Compensation and Human Resources Committee with input from Mr. Rechin. For Messrs. Connors and Martin, the other 20% was based on the Company’s attaining a pre-established consolidated efficiency ratio. If the targets were met for 2009, Messrs. Rechin, Hardwick, Stewart, Connors and Martin were entitled to payouts equal to 45%, 40%, 40%, 30% and 30%, respectively, of their base salaries. The Program set thresholds which, if met, would entitle the NEOs to receive a portion of their target payouts and below which no payout would be made; and it set maximums which, if met, would entitle the NEOs to payouts equal to twice their target payouts and above which no increased payout would be made. The amounts earned under the program for 2009 were paid out in February 2010.

Under the Long-term Equity Incentive Plan, the Compensation and Human Resources Committee (after obtaining input from Mr. Rechin except with regard to his own awards) made restricted stock and stock option awards to each of the NEOs in February 2009. In general, the aggregate number of equity awards to each NEO was commensurate with the NEO’s position and level of responsibilities. The stock options vest and become exercisable two years after the grant date or, if earlier, the date of the executive’s retirement, death or disability. The restricted stock vests, giving the NEO complete ownership rights, three years after the grant date or, if earlier, the date of the executive’s death or disability. In general, under the restricted stock award agreements the Committee may partially waive the forfeiture of a restricted stock award if the grantee’s employment is involuntarily terminated without “cause,” as determined by the Committee, less than three years after the date of the award. If this happens, the part that vests is a fraction of the shares, the numerator of which is the number of full years that have elapsed between the date of the award and the date of termination, and the denominator of which is three. Executives are entitled to vote their shares of restricted stock and to receive the dividends thereon. The normal dividend rate applies to the restricted shares; the rate is not preferential. None of the awards under the Plan for 2009 was performance-based.

D. OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning unexercised stock options, stock awards that have not vested, and equity incentive plan awards for each of the NEOs outstanding as of the end of the Company’s 2009 fiscal year.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (Exercisable)	Number of securities underlying unexercised options(1) (Unexercisable)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(2)	Market value of shares or units of stock that have not vested
Michael C. Rechin	10,000 8,000 12,000	15,000 20,000	$25.90 25.14 26.31 28.25 11.14	11/21/15 2/10/16 2/8/17 2/27/18 2/24/19	11,000	$65,340
Mark K. Hardwick	4,409 5,249 6,000 10,000 7,000 8,000	8,000 8,000	26.93 23.46 25.60 26.70 25.14 26.31 28.25 11.14	7/1/12 7/1/13 7/1/14 9/1/15 2/10/16 2/8/17 2/27/18 2/24/19	8,300	49,302
Michael J. Stewart		6,000 8,000	25.44 11.14	1/29/18 2/24/19	6,200	36,828
Robert R. Connors	3,307 5,249 6,000 8,000 4,000 4,500	3,000 3,000	25.33 23.46 25.60 26.70 25.14 26.31 28.25 11.14	8/26/12 7/1/13 7/1/14 9/1/15 2/10/16 2/8/17 2/27/18 2/24/19	5,600	33,264
John J. Martin		2,000	11.14	2/24/19	2,900	17,226

(1)

The vesting dates of the option awards that had not vested at fiscal year-end 2009 are as follows: for Mr. Rechin’s options to purchase 15,000 shares and 20,000 shares, the respective vesting dates are February 27, 2010 and February 24, 2011; for Mr. Hardwick’s options to purchase 8,000 shares and 8,000 shares, the respective vesting dates are February 27, 2010 and February 24, 2011; for Mr. Stewart’s options to purchase 6,000 shares and 8,000 shares, the respective vesting dates are

January 29, 2010 and February 24, 2011; for Mr. Connor’s options to purchase 3,000 shares and 3,000 shares, the respective vesting dates are February 27, 2010 and February 24, 2011; and for Mr. Martin’s option to purchase 2,000 shares, the vesting date is February 24, 2011.

(2)

Of the stock awards that had not vested at fiscal year-end 2009, 3,000 of Mr. Rechin’s shares vested on February 8, 2010, 4,000 shares will vest on February 27, 2011, and 4,000 shares will vest on February 24, 2012; 2,400 of Mr. Hardwick’s shares vested on February 8, 2010, 2,700 shares will vest on February 27, 2011, and 3,200 shares will vest on February 24, 2012; 3,000 of Mr. Stewart’s shares will vest on January 29, 2011, and 3,200 shares will vest on February 24, 2012; 1,600 of Mr. Connor’s shares vested on February 8, 2010, 2,000 shares will vest on February 27, 2011, and 2,000 shares will vest on February 24, 2012; 1,000 of Mr. Martin’s shares will vest on January 29, 2011, 700 shares will vest on February 27, 2011, and 1,200 shares will vest on February 24, 2012.

E. OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock and restricted stock units, during the Company’s 2009 fiscal year for each of the NEOs.

Option Exercises and Stock Vested During Fiscal Year 2009

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting(1)
Michael C. Rechin	0	0	2,000	$28,100
Mark K. Hardwick	0	0	2,000	28,100
Michael J. Stewart	0	0	0	0
Robert R. Connors	0	0	1,400	19,670
John J. Martin	0	0	0	0

(1)	The value realized on vesting was computed by multiplying the number of shares of stock by the market value of the shares on the vesting date.

F. PENSION BENEFITS TABLE

The Retirement Pension Plan (“Pension Plan”) is a qualified defined benefit pension plan that pays monthly retirement benefits to eligible employees. The benefits, computed as a straight-life annuity although other forms of actuarially-equivalent benefits are available under the plan, are based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both times years of service to a maximum of 25 years. The plan was frozen, effective March 1, 2005, for participants who had not yet attained age 55 and been credited with 10 or more years of service as of that date, meaning that their accrued benefits were vested and they no longer accrued benefits under the plan, and employees who were not participating in the plan as of that date were not eligible to participate. The benefits payable under the plan at age 65, the normal retirement age under the plan, to participants whose benefits were frozen are determined under the above formula, based on their average final compensation as of March 1, 2005, times a fraction, the numerator of which is the participant’s years of service as of March 1, 2005, and the denominator of which is the participant’s years of service projected to age 65. Messrs. Hardwick and Connors were among the participants in the Pension Plan whose benefits were frozen. The other three NEOs did not participate in the Pension Plan. Mr. Connors is currently eligible for early retirement under the Pension Plan, having met the Plan’s eligibility standards of attainment of age 55, the early retirement age, and accrual of 10 years of vesting service. The early retirement benefit, payable at age 65, is equal to the participant’s accrued benefit at early retirement; however, the participant may elect to receive a reduced benefit, commencing upon early retirement or any month thereafter, equal to the participant’s accrued benefit, reduced 5/24% per month for each of the first 60 months and 5/12% per month for each of the next 60 months by which the date the participant begins receiving the benefit precedes age 65.

The following table shows benefits accrued to the NEOs under the Retirement Pension Plan as of December 31, 2009. The assumptions used in calculating the present value of a NEO’s accumulated benefit are the same as those used for financial reporting purposes with respect to the Company’s 2009 audited financial statements, assuming that the executive retires at age 65. A discussion of these assumptions is contained in Note 17 to the 2009 audited financial statements, on page 72 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Accrued Pension Benefits at Fiscal Year-End 2009

Name	Plan name	Number of years credited service (1)	Present value of accumulated benefit	Payments during last fiscal year
Michael C. Rechin	N/A	N/A	N/A	N/A
Mark K. Hardwick	Pension Plan	7.32	$20,808	$0
Michael J. Stewart	N/A	N/A	N/A	N/A
Robert R. Connors	Pension Plan	2.50	65,563	0
John J. Martin	N/A	N/A	N/A	N/A

(1)

Messrs. Rechin, Stewart and Martin were not participants in the Retirement Pension Plan. Messrs. Hardwick’s and Connors’ benefits under the plan were frozen, effective March 1, 2005. Their years of credited service under the plan were one fewer than their number of actual years of service with the Company when the Plan was frozen.

G. NONQUALIFIED DEFERRED COMPENSATION TABLE

The Defined Contribution Supplemental Executive Retirement Plan (“SERP”) is a nonqualified plan that provides additional retirement benefits to executives designated by the Compensation and Human Resources Committee whose benefits under the Retirement and Income Savings Plan, a qualified Internal Revenue Code Section 401(k) defined contribution plan, (“Section 401(k) Plan”) are restricted due to the limit under Internal Revenue Code Section 401(a)(17) on the amount of compensation that can be considered for purposes of calculating pension benefits under a qualified plan. Mr. Rechin is currently the only participant in the SERP. The Company annually credits a percentage of a participant’s compensation (base salary plus non-equity incentive pay) for the plan year, as determined by the Committee, to a deferred benefit account established for the participant. To be eligible for such a credit, the participant must have made contributions to the Section 401(k) Plan sufficient to be entitled to receive the maximum matching employer contributions for the year. A participant is not permitted to make contributions to his or her account under the SERP. The participant’s interest vests upon the earliest of death, disability, involuntary termination except for cause, a change of control of the Company, or after 5 years of participation in the plan. His or her account balance, including amounts credited to the account, adjusted for investment gain or loss, is payable in 36 monthly installments following death, disability or separation from service (the initial payment is delayed 6 months and made retroactively if made on account of separation from service). The SERP is unfunded and subject to forfeiture in the event of bankruptcy. The Company has established a “rabbi” trust, with the First Merchants Trust Company, N. A., a wholly-owned subsidiary of the Company, as the trustee. The Company makes annual contributions to the trust to help pay its liabilities under the SERP. The Company may make investment options available to the participant but is under no obligation to investment the contributions according to the option selected. The account’s actual investment returns may differ from the returns on the investments requested by the participant. A participant may request changes in the investment options daily, by submitting written investment allocation requests to the trustee.

The following table shows the dollar amounts of contributions, earnings, withdrawals, distributions and the aggregate balances of the NEOs’ deferred benefit accounts under the SERP as of December 31, 2009.

Nonqualified Deferred Compensation in 2009

Name	Executive contributions in last fiscal year	Company’s contributions in last fiscal year	Aggregate earnings in last fiscal year	Aggregate withdrawals/ Distributions	Aggregate balance at fiscal year end
Michael C. Rechin(1)	0	$46,949	$2,177	0	$91,625
Mark K. Hardwick	N/A	N/A	N/A	N/A	N/A
Michael J. Stewart	N/A	N/A	N/A	N/A	N/A
Robert R. Connors	N/A	N/A	N/A	N/A	N/A
John J. Martin	N/A	N/A	N/A	N/A	N/A

(1)

Mr. Rechin is the only participant in the SERP. The Company credited 12 % of Mr. Rechin’s compensation (base salary plus non-equity incentive pay) to his account for 2009. This amount is also reported as compensation to Mr. Rechin in the Summary Compensation Table on page 26, in the column headed “All Other Compensation.”

H. TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

The Company doesn’t have employment agreements with any of the NEOs. It does have change of control agreements with each of the NEOs that would provide for payment(s) to the NEOs at, following, or in connection with any termination of employment. They are “double trigger” agreements which provide that severance benefits would be paid to the NEOs in the event of both a change of control of the Company and a termination or constructive termination of the NEO’s employment within 24 months after the change of control. However, no payment would be made if the termination was for cause or because of the NEO’s death, disability or voluntary retirement, or voluntarily by the NEO unless due to constructive termination. In general, a “change of control” means an acquisition by any person of 25% or more of the Company’s voting shares, a change in the makeup of a majority of the Board over a 24-month period, a merger of the Company in which the shareholders before the merger own 50% or less of the Company’s voting shares after the merger, or approval by the Company’s shareholders of a plan of complete liquidation of the Company or an agreement to sell or dispose of substantially all of the Company’s assets. In general, a “constructive termination” means a significant reduction in duties, compensation or benefits or a relocation of the NEO’s office outside the area described in the agreement, unless agreed to by the NEO.

If the two triggering events occur, an NEO would be entitled, in addition to base salary and incentive compensation accrued through the date of termination, to payment from the Company, or its successor in the event of a purchase, merger or consolidation, of a lump sum severance benefit in an amount determined by multiplying the sum of (a) the NEO’s annual base salary as in effect on the date the NEO receives notice of termination, and (b) the NEO’s largest bonus under the Senior Management Incentive Compensation Program during the 2 years preceding the date of termination, by 299% in the cases of Messrs. Rechin, Hardwick and Stewart, and 150% in the cases of Messrs. Connors and Martin. The Company would also pay any excise tax imposed on the NEO under Section 4999 of the Internal Revenue Code on an “excess parachute payment.” In addition, the NEO’s outstanding stock options would be cancelled; and, in lieu thereof, the NEO would receive a lump sum amount equal to the bargain element value of these options, if any. The NEO would also be entitled to outplacement services, reasonable legal fees and expenses incurred as a result of the termination, and life, disability, accident and health insurance coverage until the earlier of 2 years following the date of termination or the NEO’s 65th birthday. The insurance coverage would be similar to what the NEO was receiving immediately prior to the notice of termination, and the Company would pay the same percentage of the cost of such coverage as it was paying on the NEO’s behalf on the date of such notice.

The following table shows the lump sum severance benefit amounts that would have been payable to the NEOs if both of the triggering events under the change of control agreements had occurred on December 31, 2009, as well as the bargain element values of their outstanding stock options on that date, the estimated values of their life, disability, accident and health insurance coverages for 2 years following that date, and the estimated amounts of the excise tax that would have been imposed under Section 4999 of the Internal Revenue Code on the lump sum severance payments.

Change of Control Agreements

Name	Multiplier	Severance Benefit Amount	Bargain Element Values of Outstanding Stock Options(1)	Estimated Values of Insurance Coverages for 2 years	Estimated Excise Tax Under IRC §4999
Michael C. Rechin	299%	$1,046,500	$0	$15,400	$0
Mark K. Hardwick	299%	747,500	0	15,400	133,064
Michael J. Stewart	299%	732,550	0	15,400	125,229
Robert R. Connors	150%	317,280	0	15,400	0
John J. Martin	150%	258,000	0	15,686	0

(1)	All of the outstanding stock options were out-of-the-money on December 31, 2009.

The change of control agreements were not entered into in response to any effort to acquire control of the Company, and the Board is not aware of any such effort.

As noted on page 25, the restrictions on severance payments under the Emergency Economic Stabilization Act of 2008, as amended, would prevent the Company from making any payments to NEOs under the provisions of the change of control agreements as long as the preferred stock issued by the Company to the U. S. Treasury Department under the Capital Purchase Program remains outstanding.

I. VOTING ITEM 2 – NON-BINDING RESOLUTION TO APPROVE COMPENSATION OF FIRST MERCHANTS CORPORATION EXECUTIVE OFFICERS

As a participant in the U. S. Treasury Department’s Capital Purchase Program (“CPP”), we offer our shareholders the opportunity in accordance with the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended, to vote on a separate, non-binding resolution to approve the compensation of the Company’s executive officers, as disclosed and discussed in the Compensation Discussion and Analysis, the compensation tables, and related material which are on pages 18-33 of this proxy statement, under Part V, entitled “Compensation of Executive Officers.” The vote is not binding on the Board and may not be construed as overruling a decision by the Board, nor to create or imply any additional fiduciary duty by the Board, nor may the vote be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. Although your vote is non-binding, the Compensation and Human Resources Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The EESA and the regulations thereunder contain restrictions on executive compensation (listed on page 19 of this proxy statement, in the “Compensation Discussion and Analysis”) that apply to the Company as a CPP participant. The Compensation and Human Resources Committee believes that our compensation programs for executive officers fully comply with these restrictions. However, the Committee will continue to monitor the Treasury Department’s requirements and will further modify these programs if required by changes in the laws, regulations, or guidance provided by the Treasury Department from time to time while these restrictions apply.

The Committee believes that our compensation programs for executive officers are strongly aligned with the long-term interests of our shareholders. The material elements of these programs and their objectives are discussed in the “Compensation Discussion and Analysis.” Shareholders are encouraged to consider that information and the compensation tables and related materials in the “Compensation of Executive Officers” part of this proxy statement prior to voting on this resolution.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE FOLLOWING RESOLUTION:

RESOLVED, THAT THE SHAREHOLDERS APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND ANALYSIS,” THE COMPENSATION TABLES AND THE RELATED MATERIAL IN THE PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS.

VI. COMPENSATION OF DIRECTORS

As employees of the Company and a subsidiary of the Company, respectively, directors Michael C. Rechin and Jerry R. Engle did not receive separate compensation for their services as directors during 2009.

Michael L. Cox was the Company’s President and Chief Executive Officer until he retired as an employee of the Company on April 24, 2007. Mr. Cox continued as a director of the Company until May 6, 2009, but he did not receive separate compensation for his services as a director during 2009. After his retirement as an employee, Mr. Cox provided consulting services to the Company as an independent contractor, for which he was compensated under the terms of a written agreement that expired on April 24, 2009. These services included advice and assistance with matters relating to possible business expansion initiatives and representation of the Company as Past Chairman of the Board of Directors of the Indiana Bankers Association and as a director of the Indiana State Chamber of Commerce. The Company paid Mr. Cox $33,332 for his services under this agreement during the first four months of 2009. During the last four months of 2009, Mr. Cox provided additional services to the Company as an independent contractor, for which he was compensated under the terms of a written agreement that remains in effect. These services include acting as a liaison with industry advocates, such as the Indiana Bankers Association and the American Bankers Association, and promoting dialogue on regulatory changes and grassroots communications campaigns within the Company through leadership communications with officers and staff. The Company paid Mr. Cox $8,000 for his services under this agreement in 2009.

The non-employee directors, except for the Chairman of the Board and the Committee Chairpersons, each received an annual retainer of $40,000 for their services in 2009. The Board Chairman, Charles E. Schalliol, was paid an annual retainer of $75,000. The Audit Committee Chairperson, Jean L. Wojtowicz, was paid an annual retainer of $50,000. Thomas B. Clark and Terry L. Walker were each paid an annual retainer of $45,000, in Mr. Clark’s case as the Nominating and Governance Committee Chairperson for three quarters and the Risk and Credit Policy Committee Chairperson for one quarter, and in Mr. Walker’s case as the Executive Committee Chairperson for three quarters and the Nominating and Governance Committee Chairperson for one quarter. The directors were not paid separately for attending Board or Committee meetings.

The retainers were paid to the non-employee directors quarterly in arrears, on the last business day of each calendar quarter. Under the terms of the Equity Compensation Plan for Non-employee Directors, approximately one-half of this compensation was paid to the non-employee directors in restricted shares of the Company’s common stock, and the balance was paid in cash. The number of shares issued to each director was determined on the basis of their fair market value on the date of payment (defined as the closing price of the stock on that date, as reported by NASDAQ). The shares are nontransferable until the restrictions lapse, which occurs on the earliest of the following dates: (i) the third anniversary of the date the shares were issued if, as of the date the restrictions are to lapse, the director has continued to serve in that capacity from the date the shares were issued to the date of lapse; (ii) the date of the director’s retirement as a member of the Board after he or she has attained age 55; (iii) the date of the director’s death; (iv) the date the director is determined to be totally and permanently disabled, as defined in Internal Revenue Code Section 22(e)(3); or (v) the date of a change of control, as defined in the Long-term Equity Incentive Plan. If the director’s service terminates prior to the date the restrictions lapse, the shares subject to the restrictions will be forfeited. The director is deemed to be the beneficial owner of the restricted shares unless and until they are forfeited. As the beneficial owner, the director has all rights of beneficial ownership in such shares including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

The Directors’ Deferred Compensation Plan, an unfunded deferred compensation arrangement, allows non-employee directors to defer until a future date all or a portion of their cash fees, their fees payable in restricted shares of the Company’s stock, or both. An account is maintained for each director who participates in the Plan, to which deferred fees and earnings are credited quarterly. The earnings on cash fees are calculated on the basis of an interest rate equal to the greater of the Fed Funds Rate or the five-year Treasury Interest Rate as of the first business day of the applicable quarter, but not more than 120% of the Applicable Long Term Federal Rate for monthly compounding. The earnings on fees payable in restricted shares are calculated on the basis of the dividends paid on an equivalent number of shares of the Company’s common stock for the period of time the fees are deferred. The Company has established a “rabbi trust,” to which it makes contributions to provide a source of funds to meet its liabilities under the Plan; however, the Company’s obligations under the Plan are an unsecured, unfunded promise to pay benefits to the participants in accordance with the Plan’s provisions. Mr. Clark and Mr. Walker were the only two directors who participated in the Directors’ Deferred Compensation Plan during 2009. Mr. Clark deferred all of the fees payable to him in cash and in shares of restricted stock, while Mr. Walker deferred all of the fees payable to him in cash but none of the fees payable to him in shares of restricted stock.

In accordance with the Long-term Equity Incentive Plan, each non-employee director who was serving in that capacity on July 1, 2009 was granted an option on that date to purchase 1,500 shares of the Company’s common stock at an option price of $8.58 per share, the market price on that date.

The following table contains information concerning the compensation paid to First Merchants’ directors, other than Messrs. Rechin and Engle, for their services as directors for 2009.

Director Compensation for 2009 Fiscal Year

Name	Fees earned or paid in cash	Stock awards(1)(2)	Option awards(1)(2)	All Other Compensation(3)	Total
Thomas B. Clark(4)	$22,500	$22,500	$3,243	$999	$49,242
Michael L. Cox(5)	0	0	0	41,332	41,332
Roderick English	20,017	19,983	3,243	606	43,849
Jo Ann M. Gora	20,017	19,983	3,243	606	43,849
William L. Hoy(6)	20,017	19,983	3,243	606	43,849
Barry J. Hudson(6)	20,017	19,983	3,243	606	43,849
Charles E. Schalliol	37,515	37,485	3,243	1,137	79,380
Patrick A. Sherman	15,012	14,988	3,243	157	33,400
Terry L. Walker(4)	22,513	22,487	3,243	876	49,119
Jean L. Wojtowicz	25,011	24,989	3,243	758	54,001

(1)

A discussion of the assumptions used in calculating these values is contained in Note 16 to the 2009 audited financial statements, on page 69 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(2)

As of the end of the 2009 fiscal year, the aggregate number of shares that had not vested under stock awards to each director under the Equity Compensation Plan for Non-employee Directors was as follows: Mr. Clark – 3,786; Mr. Cox – 0; Mr. English, Dr. Gora, Mr. Hoy and Mr. Hudson – 3,362 each; Mr. Schalliol – 6,307; Mr. Sherman – 2,180; Mr. Walker – 3,782; and Ms. Wojtowicz – 4,204. As of the end of the 2009 fiscal year, each director had the following aggregate number of option awards outstanding under the Long-term Equity Incentive Plan: Mr. Clark – 10,756; Mr. Cox – 99,372; Mr. English, Dr. Gora and Mr. Schalliol – 6,128 each; Mr. Hoy – 2,657; Mr. Hudson – 14,505; Mr. Sherman – 1,500; Mr. Walker – 3,814; and Ms. Wojtowicz – 7,285.

(3)

Except in the case of Mr. Cox, the dollar amounts shown under “All Other Compensation” represent the dividends paid during 2009 on the stock awards to the non-employee directors under the Equity Compensation Plan for Non-Employee Directors. The dollar amount shown for Mr. Cox under “All Other Compensation” was the amount paid to him in 2009 for his services as a consultant under the Agreement between the Company and Mr. Cox described in the second paragraph of this Part VI.

(4)

Mr. Clark deferred payment of all of his director compensation earned in 2009, including both fees payable in cash and stock awards (and the interest and dividends thereon), under the provisions of the Directors’ Deferred Compensation Plan. Mr. Walker deferred payment of all of his 2009 fees payable in cash (and the interest thereon) but none of his stock awards, under the provisions of that Plan.

(5)	Mr. Cox retired as a director on May 6, 2009, the date of the 2009 annual shareholder meeting.

(6)

In addition to their compensation for their services as directors, Mr. Hoy received $2,700 in 2009 from Commerce National Bank, a wholly owned subsidiary of the Company, for his services as a director of that Bank, and $500 from First Merchants Bank, N. A., a wholly-owned subsidiary of the Company, for his services as a regional director of the Columbus Region of that Bank following Commerce National Bank’s merger with First Merchants Bank on September 25, 2009; and Mr. Hudson received distributions totaling $215,280 in 2009 under an insurance-funded deferred compensation plan in which he participated prior to his retirement as Chairman of the Board of Directors of First National Bank of Portland, N. A., a wholly owned subsidiary of the Company, that was merged into First Merchants Bank, N. A. in 2007.

The Board adopted a guideline, effective January 1, 2008, providing that all directors are expected to acquire and hold shares of the Company’s common stock equal in value to at least 3 times their total annual director compensation while serving on the Board. Directors are expected to meet this guideline as soon as reasonably possible, taking into account the director’s relevant financial and other circumstances, but in no event more than 6 years after the later of (1) the effective date, or (2) the date the director is first elected to the Board.

VII. TRANSACTIONS WITH RELATED PERSONS

Certain directors and executive officers of the Company and its subsidiaries and their associates are customers of and have had transactions with the Company’s subsidiary bank from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features.

Director Charles E. Schalliol is of counsel to Baker & Daniels LLP, an Indianapolis, Indiana law firm that the Company and First Merchants Bank, N. A., a wholly owned subsidiary of the Company, have retained as legal counsel during 2009 and continue to retain in 2010. The Board has determined that this relationship does not prevent Mr. Schalliol from being an “independent director,” as defined in the NASDAQ listing standards.

In accordance with the Company’s Code of Business Conduct, all transactions in which the Company is or is to be a participant and the amount involved exceeds $120,000, and in which a director or executive officer of the Company, or any member of his or her immediate family, had or will have a direct or indirect material interest, will be reviewed for potential conflict of interest and must be approved by the Audit Committee. Under the standards set forth in the Code of Business Conduct, the Audit Committee will determine whether the transaction might pose an actual or apparent conflict of interest and, if so, whether such conflict would prevent the director or executive officer from complying with his or her obligation never to allow personal interests to interfere with objectivity in performing responsibilities to the Company and never to use or attempt to use a position with the Company to obtain any improper personal financial or other benefit for the director or executive officer, his or her family members, or any other person.

VIII. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of the Company’s stock with the SEC. Based on its records and the written representations of its directors and executive officers, the Company believes that during 2009 these persons complied with all Section 16(a) filing requirements except for the following late filings of Form 4 (Statement of Changes in Beneficial Ownership of Securities): directors Clark, English, Gora, Hoy, Hudson, Schalliol, Walker and Wojtowicz filed Form 4s on April 8, 2009 to report awards to them of 521, 463, 463, 463, 463, 868, 521 and 579 shares, respectively, of restricted common stock on March 31, 2009; director Clark filed a Form 4 on August 10, 2009 to report a purchase of 100 shares of common stock on August 10, 2009; director Walker filed a Form 4 on July 2, 2009 to report purchases of 902 shares of common stock on June 17, 2009 and 1,098 shares of common stock on June 18, 2009; and NEOs Rechin, Hardwick and Connors, executive officer Kimberly J. Ellington, and former executive officer David W. Spade filed Form 4s on February 17, 2009 to report their surrender of 721, 721, 504, 360 and 504 shares, respectively, of common stock on February 10, 2009 to pay the income taxes due upon lapse of the restrictions on common stock awards made to them under the Long-term Equity Incentive Plan on February 10, 2006.

IX. INDEPENDENT AUDITOR

A. FEES FOR PROFESSIONAL SERVICES RENDERED BY BKD, LLP

The following table shows the aggregate fees billed by BKD, LLP for audit and other services rendered to the Company for 2008 and 2009.

	2008	2009
Audit Fees	$436,300	$344,179
Audit-Related Fees	64,925	37,500
Tax Fees	81,628	86,636
All Other Fees	0	0
Total Fees	$582,853	$468,315

The “Audit Fees” were for professional services rendered for the audits of the Company’s consolidated financial statements and internal control over financial reporting, reviews of condensed consolidated financial statements included in the Company’s Forms 10-Q, assistance with regulatory filings and for consents related to various registration statements.

The “Audit-Related Fees” were for professional services rendered for audits of the Company’s benefit plans.

The “Tax Fees” were for professional services rendered for preparation of tax returns, preparation of property tax returns, assistance in 2009 with various trust tax matters and consultation on various tax matters.

All of the services related to the “Audit-Related Fees,” “Tax Fees” and “All Other Fees” for 2008 and 2009 were pre-approved by the Audit Committee in accordance with the Committee’s pre-approval policy described below.

The Audit Committee has considered whether the provision by BKD, LLP of the services covered by the fees other than the audit fees is compatible with maintaining BKD, LLP’s independence and believes that it is compatible.

B. PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a pre-approval policy, under which the Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditor, in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Under this policy, pre-approval is provided for 12 months from the date of pre-approval unless the Committee specifically provides for a different period. The policy is detailed as to the particular services or category of services and fee levels that are pre-approved. Unless a service or type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Committee must also approve any proposed services exceeding the pre-approved fee levels. The independent auditor is required to provide detailed back-up documentation with respect to each proposed pre-approved service at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority has been delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

C. VOTING ITEM 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR 2010

The Board, subject to ratification by the shareholders, has appointed BKD, LLP as the Company’s independent auditor for 2010. If the shareholders do not ratify the appointment of BKD, the Audit Committee and the Board will reconsider this appointment. Representatives of the firm are expected to be present at the annual shareholders’ meeting. They will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF BKD, LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2010.

X. SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2011 annual meeting of the shareholders must be received by the Secretary of the Company at its principal office by Friday, November 26, 2010, for inclusion in the Company’s 2011 proxy statement and form of proxy relating to that meeting.

Shareholder proposals, if any, intended to be presented at the 2010 annual meeting that were not submitted for inclusion in this proxy statement will be considered untimely unless they were received by the Secretary of the Company at its principal office by Wednesday, February 10, 2010. The Secretary did not receive any such shareholder proposals by that date.

XI. OTHER MATTERS

Shareholders who, according to the Company’s records, share an address may receive only one Notice Regarding the Availability of Proxy Materials on the Internet, one annual report to shareholders or one set of proxy materials, unless the shareholders have provided contrary instructions. Any shareholder who received only one Notice Regarding the Availability of Proxy Materials, one annual report to shareholders or one set of proxy materials, and who wishes to receive a separate Notice, a separate annual report to shareholders or a separate set of proxy materials now or in the future, may write or call the Company’s Shareholder Services Department to request a separate Notice, a separate annual report to shareholders or a separate set of proxy materials at First Merchants Corporation, P. O. Box 792, Muncie IN 47308-0792; (800) 262-4261, extension 21522. Similarly, shareholders who share an address and who have received multiple Notices Regarding the Availability of Proxy Materials, multiple copies of the annual report to shareholders or multiple copies of proxy materials may write or call the Company’s Shareholder Services Department at the same address and telephone number to request delivery of a single Notice or a single copy of these materials in the future.

The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, proxies may be solicited personally or by telephone or other electronic means, but no solicitation will be made by specially engaged employees or paid solicitors.

The Board and management are not aware of any matters to be presented at the annual meeting of the shareholders other than the election of directors, the vote on an advisory, non-binding resolution approving the compensation of the Company’s executive officers, and the ratification of the appointment of the independent auditor. However, if any other matters properly come before the annual meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion, provided the Company did not have notice of any such matter on or before February 10, 2010.

By Order of the Board of Directors

Muncie, Indiana	Cynthia G. Holaday
March 26, 2010	Secretary

FIRST MERCHANTS CORPORATION
200 EAST JACKSON STREET
MUNCIE, IN 47305

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M19054-P88723 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

FIRST MERCHANTS CORPORATION

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael C. Rechin
02) Charles E. Schalliol
03) Terry L. Walker

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Proposal to approve, on an advisory, non-binding basis, the compensation of the First Merchants Corporation executive officers.	☐	☐	☐
3. Proposal to ratify the appointment of the firm of BKD, LLP as the independent auditor for 2010.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M19055-P88723

FIRST MERCHANTS CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Shareholders
May 5, 2010

The shareholder(s) hereby appoint(s) Charles E. Schalliol and Terry L. Walker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of First Merchants Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:30 p.m., Eastern Daylight Time, on May 5, 2010, at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)